Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

SUMMER INFANT, INC.,

SUMMER INFANT (USA), INC.,

BORN FREE HOLDINGS LTD.,

GIL LEMEL, DAN VIGDOR

AND

RON VIGDOR

March 24, 2011

TABLE OF CONTENTS

Article I THE PURCHASE AND SALE		1
1.1	Agreement to Purchase and Sell	1
1.2	Closing	2
1.3	Purchase Price; Manner of Payment	2
1.4	Closing and Post-Closing Adjustment	3
1.5	Earn Out Payments	6
1.6	Required Withholding	8
1.7	VAT Due On Payoff Amount and Certain Expenses	8
1.8	Closing Deliveries and Transaction at the Closing	8

Article II STOCKHOLDER REPRESENTATIVE		12
2.1	Designation of Stockholder Representative	12
2.2	Authority	12
2.3	Release	13

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS		13
3.1	Representations and Warranties of the Company Stockholders	13

Article IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS		15
4.1	Organization, Qualification and Corporate Power	16
4.2	Capitalization	16
4.3	Authorization of Transaction	17
4.4	Non-contravention	17
4.5	Company Subsidiaries	18
4.6	Born Free Financial Statements	18
4.7	Absence of Certain Changes	18
4.8	Undisclosed Liabilities	18
4.9	Tax Matters	19
4.10	Assets	20
4.11	Owned Real Property	20
4.12	Real Property Leases	20
4.13	Intellectual Property	21
4.14	Contracts	23
4.15	Accounts Receivable	25
4.16	Powers of Attorney	25
4.17	Insurance	25
4.18	Litigation	26
4.19	Product Warranties; Products Liability; Product Quality	26
4.20	Employees	27
4.21	Employee Benefits	28
4.22	Environmental Matters	29
4.23	Legal Compliance	30
4.24	Customers and Suppliers	30
4.25	Permits	30

i

4.26	Certain Business Relationships With Affiliates	30
4.27	Brokers’ Fees	31
4.28	Books and Records	31
4.29	Inventory	31
4.30	Payments	31
4.31	Disclosure	31

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND SI (USA)		32
5.1	Organization, Qualification and Corporate Power	32
5.2	Authorization of Transaction	32
5.3	Noncontravention	33
5.4	Legal Compliance	33
5.5	Reports and Financial Statements	33
5.6	Validity of Common Stock	34
5.7	Consents and Approvals of Governmental Entities	34
5.8	Rule 144(i) Safe Harbor	34

Article VI PRE-CLOSING COVENANTS		34
6.1	Best Efforts; No Delay	34
6.2	Governmental and Third-Party Notices and Consents	35
6.3	Operation of Business	35
6.4	Access to Information	36
6.5	Exclusivity	37
6.6	Expenses	37
6.7	Payment of Certain Indebtedness	37

Article VII MUTUAL COVENANTS AND AGREEMENTS		37
7.1	Publicity	37
7.2	Notification of Change; Updates to Born Free Disclosure Schedules	38
7.3	Confidentiality	39
7.4	Employees	39
7.5	Approvals and Consents	40
7.6	Intentionally Omitted	40
7.7	Cost of D&O Tail Coverage	40

Article VIII POST-CLOSING COVENANTS		40
8.1	No Section 338(h) Elections	40
8.2	Reports under the Exchange Act	40
8.3	Securities Act Matters	40
8.4	Restrictive Legend	41
8.5	Stockholder Representative Access	42
8.6	Further Assurances	42
8.7	Taxes	42

Article IX CONDITIONS TO CONSUMMATION OF THE ACQUISITION		44
9.1	Conditions to Obligations of SI (USA)	44
9.2	Conditions to Obligations of Holdings and the Company Stockholders	44

Article X INDEMNIFICATION		45
10.1	Indemnification by the Company Stockholders	45
10.2	Indemnification by Summer	47
10.3	Indemnification Claims	47
10.4	Survival of Representations, Warranties and Covenants; Limitations; Joint and Several Liability	50

Article XI TERMINATION		52
11.1	Termination of Agreement	52
11.2	Effect of Termination	53

Article XII DEFINITIONS		53

Article XIII MISCELLANEOUS		68
13.1	Press Releases and Announcements	68
13.2	No Third Party Beneficiaries	69
13.3	Entire Agreement	69
13.4	Succession and Assignment	69
13.5	Counterparts and Electronic Signature	69
13.6	Headings	69
13.7	Notices	69
13.8	Governing Law	71
13.9	Amendments and Waivers	71
13.10	Severability	72
13.11	Construction	72

INDEX OF EXHIBITS

Exhibit 1.3(b)(ii):	Paying Agent Agreement
Exhibit 1.8(a)(ii) :	Holdings Officer Certificate
Exhibit 1.8(a)(iii):	Subsidiary Officer Certificate
Exhibit 1.8(a)(iv):	Acquired Company Certificate
Exhibit 1.8(a)(v):	Holdings Closing Certificate
Exhibit 1.8(a)(viii):	Deloitte Opinion and Reliance Letter
Exhibit 1.8(a)(ix):	Plasel Acknowledgment
Exhibit 1.8(a)(x):	SML Estoppel
Exhibit 1.8(a)(xi)	Resignations
Exhibit 1.8(a)(xii)	Corlinda Estoppel
Exhibit 1.8(a)(xiii)	Coralinda Confirmation
Exhibit 1.8(a)(xiv)	Mustang Payoff Letter
Exhibit 1.8(a)(xv)	Employment Agreement
Exhibit 1.8(a)(xvii)	Non-Compete Agreements
Exhibit 1.8(a)(xviii)	Debt Payoff Payees
Exhibit 1.8(a)(xix)	Roth Release
Exhibit 1.8(a)(xxi)	Opinions
Exhibit 1.8(a)(xxii)	Escrow Agreement
Exhibit 1.8(b)(i)	Summer Certificates
Exhibit 1.8(b)(ii)	Summer Closing Certificate

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement entered into as of March     , 2011 (the “Agreement”) by and among Summer Infant Inc., a Delaware corporation (“Parent”), Summer Infant (USA), Inc., a Rhode Island corporation (“SI (USA)” and together with the Parent, jointly and severally, “Summer”), and Born Free Holdings Ltd. (the “Holdings” or the “Company”),  Gil Lemel, Dan Vigdor and Ron Vigdor (together, the “Company Stockholders”), and Gil Lemel, solely in his capacity as stockholder representative (the “Stockholder Representative”).  Holdings, SI (USA), the Company Stockholders and the Stockholder Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company Stockholders, in the aggregate, own all of the issued and outstanding shares of the Common Stock (as defined below) of Holdings (the “Acquired Stock”).

WHEREAS, Holdings owns one hundred percent (100%) of the equity interests in each of the following entities (each a “Subsidiary”, and with Holdings, collectively, the “Acquired Companies”): (i) BornFree, Inc., a Delaware corporation (“BFI”), (ii) Newbornfree.com, Inc., a Delaware corporation (“Newborn”); (iii) BornFree Canada Inc., a company formed and organized under the laws of the Province of Ontario (“BF Canada”); and (iv) BabyBornFree Ltd., a corporation organized under the laws of the United Kingdom (“BabyBorn”).

WHEREAS, the Acquired Companies are engaged in developing, manufacturing, distributing and selling baby feeding products to retailers (the “Business”).

WHEREAS, in connection with the Closing (as defined below), Holdings shall take all actions necessary or desirable so as to provide that outstanding warrant to purchase shares or securities of Holdings shall be cancelled or terminated pursuant to its terms immediately prior to the Closing.

WHEREAS, SI (USA) desires to purchase from the Company Stockholders, and the Company Stockholders desire to sell to SI (USA), the Acquired Stock, consisting of all of the outstanding equity of Holdings upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article XII, together with the Section and, if applicable, paragraph number in which the definition of each such term is located and all dollar signs ($) used in this Agreement shall mean United States Dollars):

ARTICLE I
THE PURCHASE AND SALE

1.1              Agreement to Purchase and Sell.  On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing (as defined in Section 1.3(a) hereof), each of the

Company Stockholders, shall severally and not jointly, sell, assign, transfer and set over unto SI (USA) the Acquired Stock owned by such Company Stockholder as set forth in Schedule 1.1, and SI (USA) shall purchase, the Acquired Stock, free and clear of all liens, claims, security interests, pledges, encumbrances and equities of every kind.

1.2              Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place simultaneously with the execution of this Agreement (the “Closing Date”). The Closing shall take place remotely via email, PDF and/or facsimile, or at such time, date and location as the parties hereto agree in writing. All transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. Unless otherwise indicated, all documents and certificates shall be dated on or as of the Closing Date.

1.3           Purchase Price; Manner of Payment

(a)           Purchase Price; Consideration. The aggregate consideration (the “Purchase Price”) to be paid by SI (USA) to the Company Stockholders in respect of the purchase and sale of the Acquired Stock hereunder shall be an amount equal to (i) $25,000,000 less the Payoff Amounts (subject to the adjustments set forth in Section 1.4 below), of which  $11,000,000 will be comprised of the Parent Common Stock, the exact number to be determined in accordance with the methodologies and procedures set forth on Schedule 1.3(a) under the heading “Parent Common Stock Determination” (the “Closing Shares”), with the balance to be comprised of cash (the “Cash Portion”) and (ii) the Earn Out Payments (as described in Section 1.5 below).  The Closing Shares and the Cash Portion shall be referred to herein collectively as the “Closing Consideration”.  The Closing Consideration and the Earn Out Payments, if any, shall be allocated among the Company Stockholders and paid to the Company Stockholders in accordance with Section 1.3(b).  Notwithstanding anything to the contrary contained herein or in any schedule or exhibit attached hereto, the number of shares of Parent Common Stock to be issued to the Company Stockholders, when taking into account the total amount to be issued at Closing and potentially issued pursuant to Section 1.5, shall not exceed more than 19.99% of the number of Parent’s total Parent Common Stock outstanding immediately prior to the Closing Date. If the number of shares of Parent Common Stock should exceed 19.99% of the number of Parent’s total Parent Common Stock outstanding immediately prior to the Closing Date, then Summer shall in such a case pay any such excess in cash to the Paying Agent in lieu of Parent Common Stock for both the Closing Consideration and the Earn Out Payments.

(b)           Manner of Payment.  Subject to the adjustments set forth in Section 1.4 below, if any, the Closing Consideration shall be payable as follows:

(i)            At Closing, Summer shall pay or cause to be paid on behalf of the Acquired Companies, to one or more accounts, the Payoff Amounts by wire transfer of immediately available funds all in accordance with the Debt Payoff Letters in the case of the Debt Payoff; and

(ii)           At Closing, at the request of the Company Stockholders, Summer shall pay the Cash Portion of the Consideration adjusted as required under Section 1.4 below less the payments set forth in Section 1.3(b)(i) above by wire transfer of immediately available funds to the Paying Agent (the “Net Company Stockholder Cash Consideration”) pursuant to an agreement with the Paying Agent in the form attached hereto as Exhibit 1.3(b)(ii) (the “Paying Agent Agreement”) for distribution Company Stockholders in the proportions set forth on Schedule 1.1 and to the additional payees identified in the Paying Agent Agreement; and

(iii)          At Closing, at the request of the Company Stockholders, Parent shall deliver the Closing Shares less the Initial Escrow Shares and the shares to be delivered to Roth at the request of the Company Stockholders to the Paying Agent (the “Net Company Stockholder Stock Consideration”) for distribution to the Company Stockholders pursuant to the Paying Agent Agreement in the proportions set forth on Schedule 1.1; in addition, at Closing, Summer shall deposit with the Escrow Agent the Initial Escrow Shares (along with corresponding stock powers to be delivered by the Company Shareholders at Closing) to be held in accordance with the provisions of the Escrow Agreement.

(c)           Costs.  The Parties agree that they shall each be responsible for any fees and disbursements of counsel and any other consultants that they have engaged in connection with the transactions contemplated hereunder.  SI (USA) and the Stockholder Representative shall split any and all fees and costs charged by the Escrow Agent in connection with its obligations under the Escrow Agreement.

1.4           Closing and Post-Closing Adjustment.

(a)           Estimated Closing Consolidated Balance Sheet.  Holdings will prepare or cause to be prepared in good faith and delivered to SI (USA) two (2) Business Days prior to the Closing Date, an estimated closing consolidated balance sheet for the Acquired Companies containing all the assets and the Liabilities of the Acquired Companies and setting forth in reasonable detail its estimate of the net book value of the Acquired Companies’ assets as of a date which is the sixth (6th) Business Day preceding the Closing Date and the book amount of the Acquired Companies’ Liabilities as of the same date (such balance sheet is referred to herein as the “Estimated Closing Consolidated Balance Sheet”) which shall include an estimate of the Closing Net Worth (the “Estimated Closing Net Worth”) , which shall be prepared in form reasonably satisfactory to SI (USA).  In determining the Estimated Closing Net Worth, the sum of $150,000 shall be added to the assets of the Acquired Companies, which amount represents a compromise with respect to amounts claimed by the Company Stockholders to have been paid in anticipation of the Closing in connection with the Sirota Litigation, the Voller Severance and amounts paid in connection with the negotiation of this Agreement in the total amount of $493,000 and none of such amounts to the extent the same remain unpaid at Closing shall be deducted from the Acquired Companies’ total liabilities as determined in accordance with Schedule 1.4. The Estimated Closing Consolidated Balance Sheet will be prepared in accordance with GAAP, the books and records of the Acquired Companies and the methodologies and procedures set forth in Schedule 1.4(a) (it being agreed that if there is any conflict among any of the forgoing, the methodology used to prepare the Net Worth Target shall govern and control), and all the estimates thereon shall be determined in good faith.

(b)           Closing Date Net Worth Adjustment.  The Cash Portion of the Purchase Price shall be reduced, on a dollar for dollar basis, by the amount, if any, that the estimated Closing Net Worth is less by more than $50,000 than the Net Worth Target (the “Negative Closing Date Adjustment Amount”); provided, however, if the estimated Closing Net Worth is equal to or greater than the Net Worth Target then no adjustments will be made to the Closing Consideration on the Closing Date.  In determining the Closing Net Worth, the sum of $150,000 shall be added to the assets of the Acquired Companies, which amount represents a compromise with respect to amounts claimed by the Company Stockholders to have been paid in anticipation of the Closing in connection with the Sirota Litigation, the Voller Severance and amounts paid in connection with the negotiation of this Agreement in the total amount of approximately $493,000 and none of such amounts to the extent the same remain unpaid at Closing shall be deducted from the Acquired Companies’ total liabilities as determined in accordance with Schedule 1.4.

(c)           Final Closing Consolidated Balance Sheet.  Subject to Summer’s compliance with its obligations set forth in sub-sections 8.6(b)-(c) below, within forty-five (45) days after the Closing Date, Stockholder Representative shall use best efforts to cause Holding’s accounting firm, Brightman, Almagor, Zhoar & Co. (“Deloitte”), to provide to SI (USA) a final consolidated closing balance sheet for the Acquired Companies setting forth all the assets and liabilities of the Acquired Companies and setting forth in reasonable detail the net book value of the assets of the Acquired Companies as of immediately prior to the Closing Date and the book amount of the Acquired Companies’ Liabilities as of immediately prior to the Closing Date (such balance sheet is referred to herein as the “Closing Consolidated Balance Sheet”) following the methodologies and procedures used in calculating the Estimated Closing Consolidated Balance Sheet.  SI (USA) shall be given access to the work papers and other materials used in the preparation of the Closing Consolidated Balance Sheet.  The Closing Consolidated Balance Sheet shall be accompanied by a determination of the Closing Net Worth. Summer shall cooperate with the Stockholder Representative in good faith in order to facilitate the preparation of the Closing Balance Sheet in accordance with this clause (c).

(d)           Resolution of Disputes.  In the event that SI (USA) does not agree as to the Closing Consolidated Balance Sheet or to the amount of the Closing Net Worth determined by the Acquired Companies’ accounting firm, then SI (USA) shall deliver to the Stockholder Representative a written statement (the “Objection Notice”) describing with reasonable detail the basis for any such claim within 30 days after receiving the Closing Consolidated Balance Sheet.  SI (USA) and the Stockholder Representative will use best efforts to resolve any such claims themselves.  If they do not obtain a final resolution within 30 days after delivery of the Objection Notice, then SI (USA) and the Stockholder Representative will select one of the five largest Israeli accounting firms which is an affiliate of a United States national accounting firm mutually acceptable to them to resolve any remaining such claims (after excluding any such firm engaged by the Acquired Companies, SI (USA) or their affiliates)  (the “Arbitrating Accountant”) and shall submit such matter to the Arbitrating Accountant’s office in London, United Kingdom to resolve such dispute.  To the extent the parties are not able to reach agreement on the identity of the Arbitrating Accountant within ten (10) calendar days after the expiration of the foregoing 30 day period, then the Arbitrating Accountant shall be appointed, out of the foregoing accounting firms, by the President of the Institute of Certified Public Accountants in Israel, upon the written request of SI (USA) or the Stockholder Representative with written evidence of the delivery of a copy to the other party. Upon submission to the Arbitrating Accountant for resolution, SI (USA)’s and the Stockholder Representative shall each indicate in writing its position on each disputed matter.  The Arbitrating Accountant’s discretion shall be limited to resolving any dispute reflected in the Objection Notice and not resolved by SI (USA) and the Stockholder Representative, and it shall conduct such hearings and other procedures as it in its sole discretion deems necessary.  The procedures under this section shall be the sole and exclusive method and procedure to resolve any dispute relating to the Closing Net Worth and the adjustment of the Purchase Price, if any.  The Arbitrating Accountant shall make a written determination on each disputed matter as soon as practicable but in no event later than 60 days after being engaged and such determination will be conclusive and binding upon SI (USA), the Stockholder Representative and the Company Stockholders with respect to that disputed matter.  The proposed Closing Consolidated Balance Sheet and the Closing Net Worth will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 1.4(d).  The fees and expenses of the Arbitrating Accountant shall be shared equally between SI (USA) and the Company Stockholders, provided that if one of the parties Prevails (as defined below) in the procedure conducted pursuant to this Section 1.4(d), any such fees or expenses shall be borne by the non-Prevailing party in full.

(e)           Post-Closing Adjustments.  Promptly, and in any event no later than the 5th Business Day after final determination of the Closing Net Worth in accordance with Sections 1.4(c) and 1.4(d) hereof:

(i)            if the Closing Net Worth is less than the Estimated Closing Net Worth, then the Stockholder Representative and Company Stockholders will cause to be paid or delivered from the Escrow Account a portion of the Initial Escrow Shares (by delivery of certificates reflecting such shares to SI (USA)), equal to such number (the value of the Initial Escrow Shares delivered to SI (USA) determined in accordance with the Escrow Agreement) and such amount shall be deemed a decrease to the Consideration; provided, however, to the extent the Initial Escrow Shares are insufficient to repay the full amount of this deficiency, then the Stockholder Representative shall remit the difference from the Cash Portion of the Consideration paid to the Company Stockholders; and

(ii)           if the Closing Net Worth as finally determined is greater than the Estimated Closing Net Worth, then SI (USA) shall pay in cash such difference not to exceed the Negative Closing Date Adjustment Amount to the Company Stockholders.

(f)            Supporting Documents; Access. Without derogating from the generality of Section 8.4 below, Summer shall and it shall cause the Acquired Companies, cooperate, with the Stockholders in the preparation of the Closing Consolidated Balance Sheet and it will make any work papers and back-up materials necessary for the preparation of the Closing Consolidated

Balance Sheet, and any books, records and financial staff of the Acquired Companies, available to the Stockholder Representative and his accountants and other representatives, and, in the event of a dispute involving the Closing Net Worth, to the Arbitrating Accountant, at reasonable times and upon reasonable notice at any time during the preparation and resolution by SI (USA) and the Stockholder Representative and/or the Arbitrating Accountant of any objections to the Closing Consolidated Balance Sheet. The Stockholder Representative may retain counsel and advisors for the purpose of fulfilling the foregoing obligation, at the account and expense of the Acquired Companies. Any and all the costs and expenses associated with the preparation of the Closing Balance Sheet shall be exclusively borne by the Company Stockholders.

(g)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued as Consideration, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.5           Earn Out Payments

(a)           After the Closing and in addition to the Closing Consideration, subject to the terms and conditions of this Agreement, the Company Stockholders will be eligible to receive a deferred purchase price payment, not to exceed Thirteen Million Dollars ($13,000,000) in the aggregate (the “Earn Out Payments”), provided, that the EBITDA Thresholds set forth in Schedule 1.5 are attained during the applicable Earn Out Periods.  If an Earn Out Payment is due hereunder, then said Earn Out Payment shall be paid in cash and in Parent Common Stock in the proportion provided for on Schedule 1.5 within forty-five (45) days from the date upon which the Earn Out Payment is finally determined in accordance with Section 1.5(b) below.  Concurrently with payment to the Company Stockholders of the First Earn Out Payment, to the extent paid, Summer will deliver to the Escrow Agent, additional cash and additional Parent Common Stock out of the First Earn Out Payment, in an amount equal to the lower of US$750,000 or the actual First Earn Out Payment, in each case, payable, 50% in cash and 50% in Parent Common Stock valued at the Issuance Price (the cash portion of such deposit, the “Cash Escrow Amount” and the Parent Common Stock so deposited, the “Second Escrow Shares” and together with the Initial Escrow Shares, the “Escrow Shares”).

(b)           Within 45 days after the end of an Earn Out Period, SI (USA) will prepare and deliver to Company Stockholders, in reasonable detail, SI (USA)’s estimated calculation of the EBITDA of the Acquired Companies and the EBITDA for the Affiliated Business without duplication (the “Earn Out EBITDA”) during the applicable Earn Out Period and the resulting Earn Out Payment for such period or, if there is no Earn Out Payment to be made, stating that no Earn Out Payment is to be made, together with any supporting documents reasonably attesting said calculation (each an “Earn Out Statement”).  The Earn Out Statement shall be prepared in accordance with GAAP applied on a basis consistent, and the accounting principles, procedures, policies and methods consistent with the Acquired Companies’ past practices and as set forth on Schedule 1.5.  The Stockholder Representative shall have 30 days after its receipt of an Earn Out Statement (the “Earn-Out Review Period”) to object to SI (USA)’s calculation of the applicable Earn Out Payment.  During the Earn-Out Review Period and during any period of dispute, the

Stockholders Representative and its representatives shall have reasonable access to the books and records of the Summer Group (as defined below) and the personnel of, and work papers prepared by, SI (USA) or its representatives, in each case, only to the extent that they relate to the Earn-Out Statement and to such historical financial information relating thereto as the Stockholder Representative may reasonably request for the purpose of reviewing the Earn-Out Statement and preparing any objections thereto. If the Stockholder Representative does not object within the Earn-Out Review Period, then the applicable Earn Out Statement shall become final and binding on Summer and the Company Stockholders and Summer shall deliver the Earn Out Payment specified in the Earn Out Statement as set forth in Schedule 1.5.  If the Stockholder Representative objects to the Earn Out Statement and the Stockholder Representative and SI (USA) have not agreed on the Earn Out Statement within the Earn-Out Review Period, the Stockholder Representative, on the one hand, and SI (USA), on the other hand, shall each prepare a single written memorandum setting forth such Party’s arguments, points of disagreement with respect to the other such Party’s position or computations, and all related facts and computations with respect to what each such Party believes to be the proper Earn Out Statement (a “Position Paper”), and will submit such Party’s Position Paper to a firm of independent certified public accountants (after excluding any such firm engaged the Acquired Companies, Summer or their affiliates) (the “Independent Accounting Firm”) mutually acceptable to SI (USA) and the Stockholder Representative within 30 days following the delivery of the objection to SI (USA); provided, however, if the parties fail to agree upon the identity of the Independent Accounting Firm within said period, then the Independent Accounting Firm shall be selected in the same manner as the Arbitrating Accountant in Section 1.4(d).   The Independent Accounting Firm shall review each Party’s Position Paper and prepare and then issue to Summer and the Stockholder Representative, within 30 days after the last date on which a Party is entitled to submit its Position Paper (as described above), the Independent Accounting Firm’s determination regarding the points of disagreement and the resulting Earn Out Statement which shall be within the range indicated between the parties respective Position Papers, said determination being agreed by the parties to be final and binding upon them.  The fees and disbursements of the Independent Accounting Firm acting under this Section shall be split equally between SI (USA) and the Stockholder Representative, provided that if one of the parties Prevails (as defined below) in the procedure conducted pursuant to this Section 1.5(b), any such fees or expenses shall be borne by the non-Prevailing party in full. For the purpose of this Agreement: (a) the term to “Prevail” shall mean that the moving party was awarded in such procedure 50% or more of the amount claimed by the moving party; and (b)the term the “Affiliated Business” shall mean any and all net income of Summer and/or any of their Affiliates (other than the Acquired Companies) (the “Summer Group”) from the sales of the Born Free Products.

(c)           Sale of the Business. To the extent that a sale, lease or other disposition of all or substantially all of the assets or shares of the Acquired Companies or a sale of all or substantially all of the Business (each, an “Acquisition Transaction”) shall take place during the Earn Out Period and so long as any Earn Out Payment may be payable hereunder, then, Summer covenants and agrees that is shall require that the Acquirer (as defined below) in such transaction assume the performance of all of the covenants and obligations of the Summer associated with the Earn Out Payments hereunder (including without limitation, the dispute mechanism and disclosure obligations) and will provide the Company Stockholders with written evidence of the

Acquirer’s assumption of such obligations. For the purpose of this clause (c), the term “Acquirer” shall mean the Person which is the acquirer consummating the Acquisition Transaction, or the parent or controlling person of such entity, provided that such entity has sufficient financial resources to comply with such obligations.

1.6              Required Withholding. The Paying Agent shall be responsible for all required withholding pursuant to the Paying Agent Agreement. The Section 1.6 shall survive the Closing indefinitely.

1.7              VAT Due On Payoff Amount and Certain Expenses.  The Company Stockholders shall be responsible for the payment of VAT due in connection with the Payoff Amounts and certain of the Acquired Companies’ transaction expenses, all of which are listed on Schedule 1.7 (e.g., Meitar and Mustang Closing).  To the extent that after the Closing, the Acquired Companies shall receive a credit for VAT payable in connection with any of the expenses listed on Schedule 1.7, Summer shall remit such amount to the Stockholder Representative for distribution to the Company Stockholders.

1.8              Closing Deliveries and Transaction at the Closing.  The following items shall be delivered by the Parties at Closing:

(a)           By the Acquired Companies, the Stockholder Representative and/or the Company Stockholders.  At the Closing, the Acquired Companies, the Stockholder Representative or the Company Stockholders, as applicable, shall execute and deliver to, or cause to be executed and delivered to, SI (USA) the following and shall perform the following actions:

(i)            share certificates evidencing shares of the Acquired Stock, free and clear of any liens,  accompanied by share transfer deeds effecting the transfer of the Acquired Stock to SI (USA) and accompanied by a duly executed notice of transfer report to the Israeli Companies Registrar;

(ii)           a certificate in the form attached hereto as Exhibit 1.8(a)(ii), dated as of the Closing Date, executed by the Chief Executive Officer (“CEO”) of Holdings certifying on behalf of Holdings (A) the adoption of resolutions of the Board of Directors of Holdings and the Company Stockholders authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby, (B) a true and complete copy of the Articles of Association, as effective as of the Closing; and (C) an incumbency certificate signed by an officer or officers of Holdings certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(iii)          a certificate in the form attached hereto as Exhibit 1.8(a)(iii), dated as of the Closing Date, executed by the Secretary of each Subsidiary certifying on behalf of each Subsidiary (A) the adoption of resolutions of the Board of Directors and sole stockholder of said Subsidiary authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby, (B) true and complete copies of the Ontario Certificate of Incorporation, Certificate of Incorporation, certified articles of organization and/or certificates of formation from the applicable governing jurisdictions and the by-laws for the applicable Subsidiary, each as amended through the Closing; and (C) an incumbency certificate signed by an officer or officers of the applicable Subsidiary certifying the signature and office of each officer executing any agreement, certificate or other instrument executed pursuant hereto;

(iv)          a certificate from each of the Acquired Companies, in the form attached hereto as Exhibit 1.8(a)(iv), signed by the Secretary of each of the Acquired Companies, dated as of the Closing Date, identifying the following documents to be delivered therewith: (a) the minute books of the applicable Acquired Company, which shall contain minutes of all meetings (or consents to action in lieu thereof) of the directors and stockholders of said Acquired Company from its inception to the date thereof in the possession or control of the Acquired Companies and/or the Company Shareholders; (b) the corporate seal of said Acquired Company, if any; (c) all stock certificate books and stock ledgers of the applicable Acquired Company,  in the possession or control of the Acquired Companies and/or the Company Shareholders;

(v)           a certificate reasonably in the form attached hereto as Exhibit 1.8(a)(v), dated as of the Closing Date, executed by the Company Stockholders and the CEO of Holdings, certifying, on behalf of Holdings that as of the Closing the conditions set forth in Section 9.2 have been satisfied;

(vi)          to the extent applicable in a respective jurisdiction, a good standing certificate from the jurisdiction of each of the Acquired Companies’ organization/formation and from any other jurisdiction, if any, in which any of the Acquired Companies are required to be qualified to do business as a foreign corporation dated not more than seven (7) days prior to the Closing Date;

(vii)         the Paying Agent Agreement;

(viii)        the Deloitte Opinion and Reliance Letter executed by Deloitte satisfactory to SI (USA) in the form attached hereto as Exhibit 1.8(a)(viii) (the “Deloitte Opinion and Reliance Letter”);

(ix)           the fully-executed Estoppel and Acknowledgement Holdings and Plasel in the form attached hereto as in the form attached hereto as Exhibit 1.8(a)(ix) (the “Plasel Acknowledgement”);

(x)            an estoppel letter executed by SML satisfactory to SI (USA) in its sole discretion in the form attached hereto as in the form attached hereto as Exhibit 1.8(a)(x) (the “SML Estoppel”);

(xi)           resignations from all of the officers and directors of the Acquired Companies as in the form attached hereto as Exhibit 1.8(a)(xi);

(xii)          a fully-executed Coralinda License Amendment and Estoppel in the form attached hereto as Exhibit 1.8(a)(xii) (the “Coralinda Estoppel”);

(xiii)         a fully executed Confirmation signed by Coralinda releasing the Acquired Companies and Summer from any and all obligations under Schedule AB4 of the Coralinda License in the form attached hereto as Exhibit 1.8(a)(xiii) (the “Coralinda Confirmation”).

(xiv)        a payoff letter with necessary consents, releases and waivers from Mustang in the form attached hereto as Exhibit 1.8(a)(xiv),  (the “Mustang Payoff Letter”);

(xv)         the executed Employment Agreement from Gil Lemel in the form annexed hereto as Exhibit 1.8(a)(xv) (the “Employment Agreement”);

(xvi)        the executed Consulting Agreement with Ron Vigdor in the form annexed hereto as Exhibit 1.8(a)(xvi) (the “Consulting Agreement”)

(xvii)       the executed Non-Competition and Non-Solicitation Agreements from Messrs. Ron and Dan Vigdor in the form annexed hereto as Exhibit 1.8(a)(xvii)  (the “Non-Compete Agreements”);

(xviii)      confirmation letters signed by MediPharma and Bank Ha’poalim B.M.  in the forms annexed hereto as Exhibit 1.8(a)(xviii)-(1) and (2) (collectively, with the Mustang Payoff Letter, the “Debt Payoff Letters”);

(xix)         an agreement executed by Roth Capital Markets (“Roth”) in the form attached hereto as Exhibit 1.8(a)(xvii), releasing SI (USA), the Parent and the Acquired Companies from any and all claims based upon Roth’s involvement as a broker and agent in connection with the transactions contemplated by this Agreement and the Roth Engagement Letter;

(xx)          Tax good standing certificates issued by the States of Delaware and Florida;

(xxi)         a favorable opinion of counsel to Holdings and the Company Stockholders, in form reasonably satisfactory to counsel to SI (USA), in connection with this Agreement and the transactions contemplated hereby containing the opinions set forth on Exhibit 1.8(a)(xxi);

(xxii)        the Escrow Agreement between and the Company Stockholder, Summer and the Escrow Agent in the form attached hereto as Exhibit 1.8(a)(xxii) (the “Escrow Agreement”) duly executed by the Stockholder Representative;

(xxiii)       the blank stock powers required by the Escrow Agreement duly executed;

(xxiv)       the D&O Tail Coverage required by Section 7.7.

(b)           By Summer.  At the Closing, Parent or SI (USA) shall execute and deliver to, or cause to be executed and delivered to, the Stockholder Representative the following and shall perform the following actions:

(i)            a certificate in the form attached hereto as Exhibit 1.8(b)(i), dated the Closing Date, executed by an officer of Parent and SI (USA), certifying, on behalf of the Parent and SI (USA), as applicable (A) the adoption of resolutions of the Board of Directors of the Parent and SI (USA) authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby; (B) a true and complete copy of the Certificate of Incorporation of each of the Parent and SI (USA) (as filed with the Secretary of States of Delaware and the State of Rhode Island, respectively) and the by-laws of the Parent and SI (USA), each as amended through the Closing Date; and (C) an incumbency certificate signed by an officer or officers of the Parent and SI (USA) certifying, as applicable, the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(ii)           a certificate in the form attached hereto as Exhibit 1.8(b)(ii), dated the Closing Date, executed by an officer of each of the Parent and SI (USA), certifying, on behalf of each of them, as applicable, that, as of the Closing the conditions set forth in Section 9.1 have been satisfied;

(iii)          a good standing certificate from the jurisdiction of each of the Parent and SI (USA)’s organization and from any other jurisdiction, if any, in which such entity is required to be qualified to do business as a foreign corporation dated not more than seven (7) days prior to the Closing Date;

(iv)          payment by wire transfer of the Cash Portion of the Closing Consideration as adjusted in accordance with Section 1.4 of this Agreement, if applicable in accordance with Section 1.3(b)(ii);

(v)           delivery of the Closing Shares less the Initial Escrow Shares in accordance with Section 1.3(b)(ii);

(vi)          Deposit of the Initial Escrow Shares with the Escrow Agent;

(vii)         the Employment Agreement executed by SI (USA); and

(viii)        the Paying Agent Agreement, duly executed by the Parent and SI (USA);

(ix)           the Escrow Agreement, duly executed by SI (USA).

ARTICLE II
STOCKHOLDER REPRESENTATIVE

2.1              Designation of Stockholder Representative.  Gil Lemel (the “Stockholder Representative”) is hereby designated by each of the Company Stockholders, by the execution of this Agreement, to serve as the representative of the Company Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.

2.2              Authority.  Each of the Company Stockholders, by the execution of this Agreement, hereby irrevocably appoints the Stockholder Representative as the agent, proxy and attorney-in-fact for such Company Stockholder for the following purposes and for the purpose of additional explicit purposes set forth in this Agreement: (a) to consummate the transactions contemplated herein;; (b) to disburse any funds received hereunder and not delivered to a respective Company Stockholder, to such Company Stockholder; (c) to deliver any certificates or instruments representing the Acquired Stock, or any stock/shares of the Acquired Companies; (d) to execute and deliver on behalf of such Company Stockholder any waiver hereto; (e) to engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or by the Escrow Agreement; (h) to withhold funds to pay Company Stockholder-related expenses and obligations; (i) to execute and deliver the Escrow Agreement on behalf of each Company Stockholder and to take all actions required thereunder; (g) to resolve claims under this Agreement and the Escrow Agreement; and (k) to establish such reserves as the Stockholder Representative may from time to time determine, in his sole discretion, to be necessary and desirable in connection with the expenses and other costs that may be borne by the Stockholder Representative or the Company Stockholders hereunder, and to pay such reserves from the Escrow Fund only upon the release of the Escrow Funds in accordance with the terms of the Escrow Agreement or to withhold such reserves from the Closing Consideration payable under Section 1.3(b); provided, however, that, notwithstanding the foregoing, the Stockholder Representative shall not have the authority to increase the liability or obligations of the Company Stockholders or to reduce the Purchase Price without the prior written consent of each of the Company Stockholders.  Each of the Company Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Stockholder.  All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the above, the Stockholder Representative may be removed or replaced only upon delivery of written notice to Summer by the Company Stockholders holding at least a majority of the Acquired Stock.  Summer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the newly appointed of the Stockholder Representatives in all matters referred to herein.   The Company Stockholders will be responsible for and shall, jointly and severally, on a pro rata basis among them refund the Stockholder Representative any expense incurred by him.

2.3              Release. Each Company Stockholder hereby releases the Stockholder Representative from any losses incurred, as such losses are incurred) for, arising out of or in connection with the acceptance or administration of the Stockholder Representative’ duties hereunder or any action taken or not taken by him in his capacity as such  (including the legal costs and expenses of defending the Stockholder Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly, the performance of the Stockholder Representative’ duties hereunder), except for a liability of the Stockholder Representative to any Company Stockholder for losses suffered by such Company Stockholder a result of the willful misconduct of the Stockholder Representative in carrying out his duties hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
STOCKHOLDERS

3.1              Representations and Warranties of the Company Stockholders.  As a material inducement to Summer to enter into this Agreement and consummate the transactions contemplated hereby, each Company Stockholder hereby severally and not jointly represents and warrants to the Parent and SI (USA) that, as of the date of this Agreement and as of the Closing Date, all of the statements contained in this Section 3.1 are true, correct and complete with respect to such Company Stockholder as of the date of this Agreement and as of the Closing Date:

(a)           Title to Company Stock.  Such Company Stockholder has good and marketable title to the Acquired Stock which is to be exchanged by such Company Stockholder pursuant to this Agreement, free and clear of any and all Security Interests, option or rights of any nature, expect limitation on the transfer of such Acquired Stock as set forth in the Company’s Articles of Association, which have been duly waived prior to the Closing.  Section 3.1(a) of the Born Free Disclosure Schedule (as defined below) sets forth a true and correct description of all Acquired Stock owned by such Company Stockholder.

(b)           Authority.  Such Company Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or prevent consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their obligations under this Agreement, and such Company Stockholder has the full right, power and authority to approve this Agreement and to execute and deliver all agreements instruments and documents, entered into in connection herewith by such Company Stockholder (the “Related

Agreements”) and to perform such Company Stockholder’s obligations thereunder.  The Related Agreements to which each Company Stockholder will become a party upon Closing will constitute the valid and legally binding obligations of such Company Stockholder in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

(c)           Non-Contravention.  Except as set forth on Section 3.1(c) of the Born Free Disclosure Schedule, such Company Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, law, rule, prohibition, injunction or decree of any court or other governmental body which conflicts with, would be breached by or defaulted under, or would prevent or impair the execution or delivery of this Agreement or the Related Agreements by such Company Stockholder, the performance of such Company Stockholder’s obligations under this Agreement or the Related Agreements and the transactions contemplated thereunder, or the sale or transfer of the Acquired Stock held by such Company Stockholder.

(d)           Accredited Investor. Such Company Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act (“Regulation D”) and/or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act. Such Company Stockholder understands that the Closing Shares are being offered and sold in reliance on specific exemptions from the registration and qualification requirements of United States federal and state securities laws and that SI (USA) and Parent are relying upon the truth and accuracy of, and the Acquired Companies’ and the Company Stockholders’ compliance with, the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the availability of such exemptions and its eligibility to receive the Closing Shares.

(e)           Purchase Entirely for Own Account.  The Closing Shares, if any, to be received by each Company Stockholder hereunder will be acquired by such Company Stockholder for his or her own account, not as nominee or agent, for investment, and not with a view to, or for sale in connection with, the distribution of the Closing Shares, or with any present intention of selling or otherwise disposing of all or any part of the Closing Shares.  Other than the agreements with the Stockholder Representative set forth in this Agreement, no Company Stockholder has any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Closing Shares.  Such Company Stockholder understands that the Closing Shares are not being registered under the Securities Act because the issuance and sale of the Closing Shares is intended to be exempt from registration under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, including Regulation D, as not involving a public offering.  The Company Stockholders acknowledge that the Closing Shares cannot be sold or otherwise transferred except (i) in compliance with the terms of this Agreement, and (ii) unless (A) such securities have been registered for sale pursuant to the Securities Act, (B) such securities are sold pursuant to Rule 144 promulgated under the Securities Act, or (C) the Company and/or such Company Stockholder, as applicable, have received an opinion of counsel reasonably satisfactory to him, her or it that such transfer may lawfully be made without registration under the Securities Act or qualification under applicable state securities laws.

(f)            Restricted Securities.  Each Company Stockholder understands that the Closing Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and that no federal or state agency has passed upon the Closing Shares or made any findings or determination as to the fairness of an investment in the Closing Shares.

(g)           Investment Experience.  By reason of the business and financial experience of such Company Stockholders and/or of the business and financial experience of the persons that such Company Stockholder has retained to advise him or her with respect to investment in the Closing Shares, such Company Stockholder has the capacity to protect his or her respective interest in investments of the nature of the Company Shares.  Each Company Stockholder has carefully evaluated his, her or its respective financial resources and investment position and the risks associated with this investment in the Closing Shares and is able to bear the economic risks, including a total loss, of his, her or its respective investment in the Closing Shares.  Each Company Stockholder understands that the purchase of the Closing Shares involves substantial risk.

(h)           Disclosure of Information.  Each Company Stockholder has had the opportunity to review the Reports and Financial Information listed in Section 5.5 and been provided the opportunity ask questions of, and receive answers from, officers of the Parent and SI (USA) regarding the terms and conditions of this Agreement and other documents and materials, and the transactions contemplated thereby, as well as the affairs of the Parent and SI (USA) and related matters.

(i)            Access to Professionals.  Each Company Stockholder has had the opportunity to consult with counsel, tax and other professionals of its, his or her choosing in connection with an investment in the Closing Shares and has relied solely upon the advice of advisors with respect to the tax and other legal aspects of this investment in the Closing Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to Summer that, except as set forth in the Born Free Disclosure Schedule, the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Born Free Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV.  The disclosures in any section or subsection of the Born Free Disclosure Schedule shall not qualify other sections and subsections in this Article IV unless a specific cross-reference is made to such other sections and subsections.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  For purposes of this Article IV, the phrase “to the knowledge of the Acquired Companies”, or “to the knowledge of Holdings” or any phrase of similar import shall be deemed to refer to the implied knowledge of the Company Stockholders as well as any other knowledge which such person would have possessed had they made inquiry of appropriate employees and agents of any of Acquired Companies with respect to the matter in question.  The phrases “in any material respect” or “in all material respects” or any phrase of similar import shall mean, to the extent applicable, an event of or lack of event, that (i) gives a third party the right to automatically terminate an agreement, (ii) results in monetary damages or (iii) an Acquired Company has received notice of a breach or event of default that could result in either of the foregoing.

4.1              Organization, Qualification and Corporate Power.  Each of the Acquired Companies is duly organized, validly existing and, to the extent such status exists in the applicable jurisdiction of incorporation, in good standing under the laws of their respective jurisdiction of incorporation or formation.  Each Acquired Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction listed in Section 4.1 of the Born Free Disclosure Schedule, and, to the extent such status exists in the applicable jurisdiction of incorporation, is in good standing under the laws of such jurisdiction, which such jurisdictions constitute the only jurisdictions in which the nature of such Acquired Company’s businesses or the ownership or leasing of its properties requires such qualification except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Born Free Material Adverse Effect. Each Acquired Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Each Acquired Company has furnished to SI (USA) complete and accurate copies of such Acquired Company’s formation, organizational documents, minute books and stock ledgers.  None of the Acquired Companies are in default under or in violation of any provision of any of their respective formation or organizational documents.

4.2              Capitalization.

(a)           The authorized capital stock of Holdings consists of (i) 400 shares of Preferred A Shares (the “Preferred Stock”), (ii) 9,999,604 shares of common stock (the “Common Stock” or, the “Shares”).

(b)           Section 4.2(b) of the Born Free Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of the Shares, showing the number of shares of capital stock held by such stockholder.  All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable and free of all Security Interests.  All of the issued and outstanding Shares have been offered, issued and sold by Holdings in compliance in all material respects with all applicable Laws.  Except as set forth on Section 4.2(b) of the Born Free Disclosure Schedule, no shares of any other class or series of stock of Holdings are issued or outstanding and no other Person is a stockholder, option holder, warrant holder or other security holder of Holdings.

(c)           Section 4.2(c) of the Born Free Disclosure Schedule sets forth for each Subsidiary (i) the number of shares of authorized capital stock of each class of its capital stock, and (ii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder (the “Subsidiary Shares”).  All of the Subsidiary Shares have been duly authorized and are validly issued, fully paid and non-assessable and the applicable stockholder of such Subsidiary has good title to and is the record holder and beneficial owner of all of the outstanding stock of such Subsidiary set forth next to its name on Section 4.2(c) of the Born Free Disclosure Schedule, free and clear of any Security Interests. All of the issued and outstanding Subsidiary Shares have been offered, issued and sold by such Subsidiary in compliance in all material respects with all applicable Laws.  Except as set forth on Section 4.2(c) of the Born Free Disclosure Schedule, no shares of any other class or series of stock of any Subsidiary are issued or outstanding.

(d)           Except as set forth on Section 4.2(d) of the Born Free Disclosure Schedule, there are no outstanding subscriptions, options, preemptive rights, warrants, conversion rights, rights of exchange, Contracts, obligations, convertible or exchangeable securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any of the Acquired Companies.  There are no dividends which have accrued or been declared but are unpaid on the capital stock of any of the Acquired Companies and there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any of the Acquired Companies.

(e)           Except as set forth on Section 4.2(e) of the Born Free Disclosure Schedule, there is no agreement, written or oral, between any of the Acquired Companies and any holder of their securities, or, to the knowledge of the Acquired Companies, among any holders of its securities, relating to the sale, transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights), registration or voting, of the capital stock of any of the Acquired Companies.

4.3              Authorization of Transaction.  The execution and delivery by Holdings of this Agreement and all other agreements contemplated hereby, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  This Agreement and when executed each of the Related Agreements to which Holdings or any of the Acquired Companies are a party constitute the valid and legally binding obligations of Holdings or the Acquired Companies, enforceable against each, as applicable, in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.    Without limiting the foregoing, each Acquired Company has obtained all consents, approvals and other authorizations from such Acquired Company’s Board of Directors and/or stockholders under said Acquired Company’s organizational documents.

4.4              Non-contravention.  Except as disclosed in Section 4.4 of the Born Free Disclosure Schedule, neither the execution and delivery by Holdings of this Agreement or the Related Agreements by Holdings or the other Acquired Companies, as applicable, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the formation and organizational documents of any of the Acquired Companies, (b) require on the part of any of the Acquired Companies any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or agreement required to be disclosed on Section 4.4 of the Born Free Disclosure Schedule, (d) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which an Acquired Company is a party or by which such Acquired Company is bound or to which any of its respective assets is subject (other than contracts and agreements required to be disclosed on Section 4.4 of the Born Free Disclosure Schedule), (e) result in the imposition of any Security Interest upon any assets of the Acquired Companies or (f) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquired Companies or any of their respective properties or assets, except with respect to (c), where such violation would not, individually or in the aggregate, have a Born Free Material Adverse Effect.

4.5              Company Subsidiaries.  Other than as set forth in Section 4.5 of the Born Free Disclosure Schedule, none of the Acquired Companies control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

4.6              Born Free Financial Statements.  Holdings has provided or made available to SI (USA) the Born Free Financial Statements which are attached hereto as Section 4.6 of the Born Free Disclosure Schedule.  The Born Free Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements) and (b) fairly present the financial position of the Acquired Companies as of the dates thereof and the results of their operations and cash flows for the periods indicated, consistent with the books and records of the Acquired Companies, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

4.7              Absence of Certain Changes.  Since the Born Free Most Recent Balance Sheet Date: (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Born Free Material Adverse Effect and (b) none of the Acquired Companies have taken any of the actions set forth in paragraphs (a) through (o) of Section 6.3.

4.8              Undisclosed Liabilities.  The Acquired Companies do not have any Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities shown on the Born Free Most Recent Balance Sheet, (b) Liabilities which have arisen since the Born Free Most Recent Balance Sheet Date in the Ordinary Course of Business, and (c) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) those Liabilities listed on Section 4.8 of the Born Free Disclosure Schedule.

4.9              Tax Matters.

(a)           Tax Returns.

(i)            Except as set forth in Section 4.9 of the Born Free Disclosure Schedule, all Tax Returns and tax reports required to be filed with respect to the income, operations, business or assets of the Acquired Companies or each affiliated, combined or unitary group (“Tax Group”) of which the Acquired Companies have been a member (i) have been timely filed with the appropriate Governmental Entities for all periods ended on or prior to the Closing Date to the extent required to be filed by the Closing Date, (ii) are correct and complete in all material respects and reflect accurately all liability for Taxes of the Acquired Companies or the Acquired Companies’ Tax Group, as the case may be, for the periods to which such returns relate and (iii) all Taxes shown as payable on such Tax Returns have been paid, including, any and all Taxes incurred or imposed as a result of the consummation of any of the transactions contemplated by this Agreement, excluding any and all Taxes accruing or attributable to: (a) any periods following the Closing; and/or (b) with respect to the periods preceding the Closing to the extent such taxes resulted from actions or omissions by Summer.  Except as set forth in Section 4.9 of the Born Free Disclosure Schedule, no Governmental Authority of a jurisdiction in which any Acquired Company does not file Tax Returns has notified such Acquired Company that it may be liable to file Tax Returns in such jurisdiction.

(ii)           All Taxes that the Acquired Companies or their Tax Group are required by Law to withhold or collect for periods prior to the Closing for all periods ending on or prior to the Closing Date have been timely withheld or collected, or adequately reserved for on the books and records of the Acquired Companies, and to the extent required by Law have been paid to the appropriate Governmental Entity.

(iii)          Holdings has previously delivered or made available to SI (USA) or its agents or representatives true, correct and complete copies of each of the federal, state, local, and other Tax Returns filed by the Acquired Companies or their Tax Group for the past three fiscal years which were due, including any extensions granted, on or before the date hereof.

(b)           Israeli Tax Holiday Law.

(i)            Holdings is now and since January 1, 2007 has always been a “Beneficial Enterprise” as that terms in defined in the Israeli Tax Holiday Law and continuously been has eligible for the tax benefits available to Israeli based companies under the terms of the Israeli Tax Holiday Law.

(ii)           Since January 1, 2007, Holdings has not taken any actions which would violate the terms of the Israeli Tax Holiday Law and/or prevent it from obtaining all of the benefits afforded under the Israeli Tax Holiday prior to or after the Closing Date;

(iii)          Neither Holdings nor the Company is aware of any claim that Holdings is not or has ceased to qualify as a Beneficial Enterprise and there is no basis for any such claim for any taxable period of Holdings; and

(iv)          Since January 1, 2007 the Company has at all times performed sufficient portions of the manufacturing processes necessary to characterize the Company as an industrial company under the Israeli Tax Holiday Law.

4.10            Assets.

(a)           Except as set forth on Section 4.10(a) of the Born Free Disclosure Schedule, each Acquired Company is the true and lawful owner, and has good title to, all of its assets, free and clear of all Security Interests.  Each Acquired Company owns or leases all of its assets and they are necessary or desirable for the conduct of its Business as presently conducted.  All of the assets of the Acquired Companies are free from material defects, have been maintained in accordance with normal industry practice, are in good condition and repair and suitable for the purposes for which it presently is used, subject to normal wear and tear.

(b)           Other than as set forth in Section 4.10(b) of the Born Free Disclosure Schedule, each item of equipment and other asset that an Acquired Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract listed on Section 4.10(b) of the Born Free Disclosure Schedule, the obligations of such Acquired Company to such lessor or owner will have been discharged in full.

4.11            Owned Real Property.  None of the Acquired Companies own any real property.

4.12            Real Property Leases.  Section 4.12 of the Born Free Disclosure Schedule, sets forth each of the Leases that Acquired Companies are a party to (collectively, the “Real Property Leases”).  The Acquired Companies have delivered or made available to SI (USA) a complete and accurate copy of all of the Real Property Leases.  With respect to each of the Real Property Leases, the following is true and correct:

(a)           it is legal, valid, binding, enforceable and in full force and effect;

(b)           it will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;  no Acquired Company nor to the knowledge of any of the Acquired Companies any other party, is in breach or violation of, or default under,  in any respect, and no event has occurred, is pending or, is to the knowledge of any Acquired Company threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the applicable Acquired Company or, any other party in any respect under said Real Property Lease, and all rents due to date on said Real Property Lease have been paid;

(c)           there are no disputes, oral agreements or forbearance programs in effect with respect to the Real Property Leases;

(d)           the Acquired Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in said Real Property Leases; and

(e)           there are no Security Interests, easements, covenants or other restrictions applicable to the real property subject to the Real Property Leases which would reasonably be expected to materially impair the current uses or the occupancy by an Acquired Company of the property subject thereto.

4.13            Intellectual Property.

(a)           Born Free Registrations.  Section 4.13(a) of the Born Free Disclosure Schedule lists (i) all Born Free Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, and (ii) all other Company Intellectual Property.  Except as set forth in Section 4.13(a) of the Born Free Disclosure Schedule, all assignments of Born Free Registrations to the Acquired Companies have been properly executed and recorded.  Except as set forth on Section 4.13(a) of the Born Free Disclosure Schedule, all Born Free Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Acquired Companies.

(b)           Prosecution Matters.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or to the knowledge of the Acquired Companies threatened, with respect to any material Patent Rights included in the Born Free Registrations.  The Acquired Companies have complied with their duty of candor and disclosure to all relevant domestic and foreign patent offices with respect to all patent and trademark applications filed by or on behalf of the Acquired Companies in all material respects and have made no material misrepresentation in such applications.  Except as set forth on Section 4.13(b) of the Born Free Disclosure Schedule, the Acquired Companies and their respective legal counsel have no knowledge of any information that would preclude any of the Acquired Companies from having clear title to the Born Free Registrations or affecting the patentability or enforceability of any Born Free Registrations.

(c)           Ownership; Sufficiency.  Except as set forth on Section 4.13(c) of the Born Free Disclosure Schedule, each item of Born Free Intellectual Property will be owned or available for use by the Acquired Companies immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The applicable Acquired Company is the sole and exclusive owner of, or has a valid license to use all Born Free Owned Intellectual Property free and clear of any Security Interests and all license or joint owners of the Born Free Owned Intellectual Property are listed in Section 4.13(c) of the Born Free Disclosure Schedule.  The Born Free Intellectual Property constitutes all Intellectual Property necessary to conduct the business of the Acquired Companies in all respects in the manner currently conducted.

(d)           Infringement by Acquired Companies.  To the knowledge of Holdings, the Born Free Owned Intellectual Property does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party.  Section 4.13(d) of the Born Free Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Acquired Companies alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Acquired Companies from any reseller, distributor, customer, user or any other third party; and copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation have been provided or made available to SI (USA).

(e)           Infringement of Company Rights.  Except as set forth in Section 4.13(e) of the Born Free Disclosure Schedule, to the knowledge of the Acquired Companies, no person (including, without limitation, any current or former employee or consultant of the Acquired Companies) is infringing, violating or misappropriating any of the Born Free Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to an Acquired Company.

(f)            Outbound IP Agreements.  Section 4.13(f) of the Born Free Disclosure Schedule identifies each license, covenant or other agreement pursuant to which an Acquired Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property.  Except for the sale of Born Free Products in the Ordinary Course of Business, none of the Acquired Companies have agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any third party Intellectual Property rights.

(g)           Employee and Contractor Assignments.  Except as set forth in Section 4.13(g) of the Born Free Disclosure Schedule, all current and former employees, managers, stockholders, founders and independent contractors of the Acquired Companies have executed a valid and binding written confidentiality/inventions agreement assigning to the applicable Acquired Company all right, title and interest in any inventions and works of authorship related to the Acquired Company’s business, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s or manager’s employment or such stockholder’s or founder’s association with such Acquired Company or such independent contractor’s work for an Acquired Company, and all Intellectual Property rights therein and, each of the foregoing have waived all rights to compensation and moral rights therein to the extent legally permissible.

(h)           Coralinda License Agreement.  Section 4.13(h) of the Born Free Disclosure Schedule contains a complete and accurate summary of the terms of the license agreement between Holdings and Coralinda (the “Coralinda License”), including, but not limited to a listing the Territories covered by such license agreement. All payments between Coralinda and the Acquired Companies are disclosed in the Estimated Closing Consolidated Balance Sheet or shall be paid at the Closing.

4.14            Contracts.

(a)           Section 4.14 of the Born Free Disclosure Schedule lists by corresponding subsection the following Contracts to which an Acquired Company is a party to as of the date of this Agreement:

(i)            any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments having a remaining term longer than three (3) months;

(ii)           any agreement (or group of related agreements) other than purchase orders from customers and purchase orders to suppliers in the Ordinary Course of Business for the purchase or sale of any products or for the furnishing or receipt of services (A)  which involves more than the sum of $50,000 annually or in the aggregate, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)          any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)          any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 annually or in the aggregate or under which it has imposed (or may impose) a Security Interest on any of the assets, tangible or intangible of the Acquired Companies;

(v)           any agreement for the disposition of any significant portion of the assets or business of the Acquired Companies (other than sales of Born Free Products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)          any agreement imposing confidentiality obligations on the Acquired Companies;

(vii)         any employment or consulting agreement;

(viii)        any agreement involving any current or former officer, director or stockholder of the Acquired Companies or an Affiliate thereof;

(ix)           any agreement under which the consequences of a default or termination would reasonably be expected to have a Born Free Material Adverse Effect;

(x)            any agreement which contains any provisions requiring an Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of Born Free Products entered into in the Ordinary Course of Business);

(xi)           any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Acquired Companies as currently conducted;

(xii)          any agreement under which an Acquired Company is restricted from selling, licensing or otherwise distributing any of its technology or Born Free Products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business; or in which an Acquired Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party.

(xiii)         any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Acquired Companies or any of the their Affiliates prior to and following the Closing;

(xiv)        any agreement which entitles an Acquired Company to receive a license or any other right to intellectual property of any third party prior to and following the Closing; and

(xv)         any other agreement (or group of related agreements) involving more than $50,000 annually or in the aggregate.

(b)           Holdings has delivered or made available to SI (USA) a complete and accurate copy of each agreement listed in Section 4.13 or Section 4.14 of the Born Free Disclosure Schedule.  With respect to each agreement so listed, except as set forth in Section 4.14(b) of the Born Free Disclosure Schedule:  (i) the agreement is legal, valid, binding and enforceable (except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies and in full force and effect; (ii)  the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) none of the Acquired Companies and, to the knowledge of the Acquired Companies, no any other party, is in breach or violation of, or default under, any such agreement in any material respect, and no event has occurred, is pending or, to the knowledge of the Acquired Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any of the Acquired Companies or, to the knowledge of the Acquired Companies, any other party under such agreement.

(c)           All agreements, written or oral, between the Acquired Companies and any holder of their securities, or among any holders of their securities, relating to the sale, transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration or voting, of the capital stock of the Acquired Companies, are listed on Section 4.14(c) of the Born Free Disclosure Schedule, and all such agreements will terminate as of the Closing without any further action of any party thereto.

4.15            Accounts Receivable.  All accounts receivable of the Acquired Companies as of March 15, 2011 as set forth in the schedule attached to Section 4.15 of the Born Free Disclosure Schedule are valid receivables and except as set forth in Section 4.15 of the Born Free Disclosure Schedule, are not subject to setoffs, credits, allowances, discounts, charge-backs, charge-ups or counterclaims and are current and collectible in accordance with their terms (the “Accounts Receivable”).  All Accounts Receivable of the Acquired Companies that have arisen since March 15, 2011 are valid receivables and except as set forth in Section 4.15 of the Born Free Disclosure Schedule, are not subject to setoffs, credits, allowances, discounts, charge-backs, charge-ups or counterclaims and are collectible, current and collectible in accordance with their terms.  The Acquired Companies have not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

4.16            Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Acquired Companies.

4.17            Insurance.  Section 4.17 of the Born Free Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, pension, group life, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which an Acquired Company is a party, all of which are in full force and effect.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid; no Acquired Company is liable for retroactive premiums or similar payments; and each Acquired Company is otherwise in compliance in all material respects with the terms of such policies.  The Acquired Companies have no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Except as set forth in Section 4.17 of the Born Free Disclosure Schedule and assuming no violation (by act or omission) thereof by the Acquired Companies following the Closing and no change in any applicable law, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

4.18            Litigation.

(a)           Except as set forth in Section 4.18(a) of the Born Free Disclosure Schedule, there is no Legal Proceeding which is pending or to the knowledge of the Acquired Companies has been threatened against any of the Acquired Companies or Company Stockholders which (a) seeks either damages in excess of $15,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  There are no judgments, orders or decrees outstanding against any of (i) the Acquired Companies or (ii) the Company Stockholders either (A) in their capacity as stockholders or officers of any of the Acquired Companies or (B) which would have material adverse effect on the Acquired Companies or the operation of their business following the Closing.

(b)           Section 4.18(b) of the Born Free Disclosure Schedule sets forth each settlement agreement that the Acquired Companies have ever entered into in the last 36 months with any party.

4.19            Product Warranties; Products Liability; Product Quality.

(a)           A true and complete list of all Born Free Products is set forth in Section 4.19(a) of the Born Free Disclosure Schedule.

(b)           No Company Product or service manufactured, sold, leased, licensed or delivered by an Acquired Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale of an Acquired Company, which are set forth in Section 4.19(b) of the Born Free Disclosure Schedule, (ii) manufacturers’ warranties for which an Acquired Company does not have any liability and (iii) product returns in the ordinary course of business that are consistent with industry practices

(c)           Except as set forth on Section 4.19(c) of the Born Free Disclosure Schedule, no claim for product liability injury to persons or damage to property caused by the Born Free Products has ever been made or to the knowledge of Holdings, threatened against any of the Acquired Companies.

(d)           Except as set forth on Section 4.19(c) of the Born Free Disclosure Schedule: (i) all Born Free Products manufactured, sold, leased, licensed or delivered by the Acquired Companies are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefore; (ii) none of the Acquired Companies have ever received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of any of their Born Free Products to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party, other than in the Ordinary Course of Business which is customary in light of the industry in which the Acquired Companies operate.  Except as set forth on Section 4.19(c) of the Born Free Disclosure Schedule,  the Acquired Companies have also not received notice of any, and to the knowledge of the Acquired Companies there are not any, set of facts that (i) would reasonably be likely to furnish a basis for the recall, withdrawal or suspension of any Company Product, approval or consent of any Governmental Entity with respect to any Company Product, (ii) would reasonably be likely to furnish a basis for the recall, withdrawal or suspension of any Company Product or service by Order of any state, federal or foreign court of law, or (iii) would reasonably be likely to otherwise cause the Acquired Companies or the Business to recall, withdraw or suspend any of the Born Free Products from the market or to change the marketing classification of any of its Born Free Products.  The Acquired Companies have not received written notice of any, and to the knowledge of the Acquired Companies there are not any, Defects in any of the Born Free Products that is reasonably likely to give rise to any Damages in excess of insurance or that will cause such Company Product to be unusable as intended or marketed.

4.20            Employees.

(a)           Section 4.20 of the Born Free Disclosure Schedule contains a list of all employees of the Acquired Companies, along with the position of each employee, the annual rate of compensation (including salary, bonus and fringe benefits), severance obligations and accrued vacation or sick days for each such employee.  Except as set forth on Section 4.20 of the Born Free Disclosure Schedule, each employee is an “at will” employee.  All of such agreements will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 4.20 of the Born Free Disclosure Schedule contains a list of all employees of the Acquired Companies who are not a party to a non-competition agreement with the Acquired Companies.  The Acquired Companies are in compliance in all respects with all applicable laws relating to the hiring and employment of employees.

(b)           Except as set forth on Section 4.20 of the Born Free Disclosure Schedule Each Acquired Company is and has been in compliance in all respects with all applicable statutes regarding employment related matters (including, but not limited to those related to employment practices, terms and conditions of employment, wages and hours and occupational health and safety) with respect to its current and former personnel.

(c)           Each Acquired Company, as applicable, (i) has withheld and reported all amounts required by statute or by agreement to be withheld and reported with respect to salaries and other payments to its current and former personnel; (ii) is not liable for any arrears of salaries, other payments, Taxes, or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any government authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its current and former personnel (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)           Except with to respect to extension orders (tzavei harchava) which generally apply to all employees in Israel or to all employees of Holdings in Israel employed (applicable to the industry in which Holdings operates), none of the Acquired Companies are a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Acquired Companies have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union that would have an impact with respect to the employees of the Acquired Companies or against any of the Acquired Companies.

4.21            Employee Benefits.

(a)           Section 4.21(a) of the Born Free Disclosure Schedule contains a complete and accurate list of all Born Free Plans.  Complete and accurate copies of (i) all Born Free Plans which have been reduced to writing, (ii) written summaries of all unwritten Born Free Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) any annual reports filed with a Governmental Entity and (for all funded plans) all plan financial statements for the last five plan years for each Born Free Plan, have been delivered or made available to SI (USA).

(b)           Each Born Free Plan has been administered in all material respects in accordance with its terms and each Acquired Company, as applicable, has in all respects met its obligations with respect to each Born Free Plan and has made all required contributions thereto.  All material filings and reports as to each Born Free Plan required to have been submitted to any Governmental Entity have been duly submitted.  Except as set forth on Section 4.21(b) of the Born Free Disclosure Schedule, no Born Free Plan has assets that include securities issued by any of the Acquired Companies.

(c)           There are no Legal Proceedings against or involving any Born Free Plan or asserting any rights or claims to benefits under any Born Free Plan that could give rise to any material liability.

(d)           Except as set forth on Section 4.21(d) of the Born Free Disclosure Schedule, there are no unfunded obligations under any Born Free Plan providing benefits after termination of employment to any employee of the Acquired Companies (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation.

(e)           No act or omission has occurred and no condition exists with respect to any Born Free Plan that would subject the Acquired Companies to (i) any material fine, penalty, tax or liability of any kind imposed under any applicable statute, law or regulation or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Born Free Plan.

(f)            Except as set forth on Section 4.21(f) of the Born Free Disclosure Schedule, each Born Free Plan is amendable and terminable unilaterally by the applicable Acquired Company at any time without liability or expense to the Acquired Company or such Born Free Plan as a result thereof and no Born Free Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits an Acquired Company from amending or terminating any such Born Free Plan.

(g)           Section 4.21(g) of the Born Free Disclosure Schedule discloses each: (i) agreement with any Company Stockholder, director, executive officer or other employee of the Acquired Companies (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Acquired Companies of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Acquired Companies including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Born Free Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)           Section 4.21(h) of the Born Free Disclosure Schedule sets forth the policy of each Acquired Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities (including accrued but unpaid holiday salary and holiday payments) as of December 31, 2010.

4.22            Environmental Matters.

(a)           Each Acquired Company is and has been in compliance in all respects with all applicable Environmental Laws.  There is no pending or, to the knowledge of the Acquired Companies, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any Acquired Company.

(b)           Each Acquired Company currently holds and has in the past held all Permits related to environmental matters necessary for its operations as currently conducted and as currently planned or contemplated to be conducted.

(c)           No Acquired Company has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.  Each Acquired Company (i) is not and will not be liable for any clean-up or other remediation acts regarding soil or groundwater with respect to any activities that have taken place before the Closing Date, and (ii) has not or will not in the future have any other liability related to the environment (including under statutes related to compensation for damage caused on the environment, on the property of third parties, or on the health of individuals) with respect to any activities that have taken place before the Closing Date.

(d)           No Acquired Company is a party to or bound by any court order, administrative order, consent order or other agreement between such Acquired Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(e)           Section 4.22(e) of the Born Free Disclosure Schedule lists all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by any Acquired Company (whether conducted by or on behalf of such Acquired Company or a third party, and whether done at the initiative of any of the Acquired Companies or directed by a Governmental Entity or other third party) which an Acquired Company has possession of or access to.  A complete and accurate copy of each such document has been provided or made available to SI (USA).

(f)            No Acquired Company is aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by any of the Acquired Companies.

4.23            Legal Compliance.  Each Acquired Company is currently conducting, and has at all times conducted, its business in compliance in all respects with all applicable Laws.  No Acquired Company has received any notice or communication from any Governmental Entity or any other party alleging material noncompliance with any applicable law, rule or regulation.

4.24            Customers and Suppliers.  Section 4.24 of the Born Free Disclosure Schedule sets forth a list of (a) each customer that accounted for more than the higher of 1% or US$100,000 of the consolidated revenues of the Acquired Companies for the twelve-month period ending December 31, 2010 and the amount of revenues accounted for by such customer during such period and (b) the ten (10) largest suppliers of Born Free Products or services to the Acquired Companies for the twelve-month period ending December 31, 2010.  No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying Born Free Products or supplying Born Free Products, as applicable, to the Acquired Companies.  No purchase order or commitment of the Acquired Companies is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the Born Free Products or services to be provided thereunder.  Additionally, no customer has notified any of the Acquired Companies that it will discontinue any of its Born Free Products or programs.

4.25            Permits.  Section 4.25 of the Born Free Disclosure Schedule sets forth a list of all Permits issued to or held by the Acquired Companies.  Such listed Permits are the only Permits that are required for such Acquired Company to conduct its business as presently conducted.  To the knowledge of the Acquired Companies, each such Permit is in full force and effect; each Acquired Company is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of the Acquired Companies, no suspension or cancellation of such Permit has been threatened.

4.26            Certain Business Relationships With Affiliates.  Except as disclosed in Section 4.26 of the Born Free Disclosure Schedule, no Affiliate of the Acquired Companies (a) has any claim or cause of action against the Acquired Companies or (b) owes any money to, or is owed any money by, any of the Acquired Companies, except for salaries, reimbursements and payments in the Ordinary Course of Business.  Section 4.26 of the Born Free Disclosure Schedule describes any commercial transactions or relationships between the Acquired

Companies and any Affiliate thereof which will continue following the Closing or were terminated within the 12 months prior to the Closing.

4.27            Brokers’ Fees.  Except for the fees due to Roth Capital Partners (“Roth”), the Acquired Companies do not have any liability or obligation to pay any fees or commissions to any other broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.28            Books and Records.  The minute books and other similar records of the Acquired Company contain materially complete and accurate records of all actions taken at any meetings of the Acquired Companies’ stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  Section 4.28 of the Born Free Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Acquired Companies and the names of persons having signature authority with respect thereto or access thereto.

4.29            Inventory.  Section 4.29 of the Born Free Disclosure Schedule sets for all inventory of the Acquired Companies as of February 28, 2011 broken down by category (finished goods, raw materials, work-in-process, inventory located at vendors), and shall reflect the quantity and cost in each category and the aggregate value of the inventory in each category (such value determined in accordance with GAAP and consistent with past practices applied on a consistent basis) and identifies which inventory is for current product lines versus discontinued product lines (collectively, the “Inventory”).  The inventory of finished goods of the Acquired Companies have been manufactured in accordance with all applicable manufacturing specifications, and if applicable, purchase order specifications.  Except as set forth in Section 4.29 of the Born Free Disclosure Schedule, no Inventory items have been sold or disposed of except in the Ordinary Course of Business and none of the Acquired Companies’ Inventory is slow moving or obsolete.  Additionally, the Acquired Companies have not received notice from any of their customers that the items held in its inventory are being discontinued or will not be purchased by such customer and to the knowledge of the Acquired Companies no items held in inventory are subject to any recall or product liability claim.

4.30            Payments.  Neither the Acquired Companies, any Company Stockholder nor any of their respective Affiliates has received, or will receive, directly or indirectly, any fee or payment from or in connection with the transactions contemplated by this Agreement or the operation of the Acquired Companies after the Closing by Summer, except as a stockholder of the Parent or an employee or service provider to SI (USA) after the Closing.

4.31            Disclosure.  No representation or warranty by the Acquired Companies, or the Company Stockholders contained in this Agreement, and no statement contained in the Born Free Disclosure Schedule or in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company Stockholders or the Acquired Companies pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SI (USA)

Parent and SI (USA) jointly and severally represent and warrant to Holdings and the Company Stockholders that, except as set forth in the Parent SEC Documents and SI (USA) Disclosure Schedule, the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  SI (USA) Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V.  The disclosures in any section or subsection of SI (USA) Disclosure Schedule shall qualify other sections and subsections in this Article V only to the extent such disclosure specifically cross-references such other section or subsection. For purposes of this Article V, the phrases “to the knowledge of SI (USA)” or “to the knowledge of Parent” or any phrase of similar import shall be deemed to refer to the implied knowledge of the Summer’s CEO and CFO, as well as any other knowledge which such persons would have posses had they made due inquiry of appropriate employees and agents of SI (USA) with respect to the matter in question.

5.1              Organization, Qualification and Corporate Power.  Each of the Parent and SI (USA) is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of their respective jurisdiction of incorporation or formation.  Each of the Parent and SI (USA) is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 5.1 of Summer Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of their businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on each of the Parent and SI (USA).  Each of the Parent and SI (USA) has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Each of the Parent and SI (USA) has furnished to Holdings complete and accurate copies of their corporate formation and organizational documents.  Each of the Parent and SI (USA) is not in default under or in violation of any provision of its corporate formation or organizational documents.

5.2              Authorization of Transaction.  Each of the Parent and SI (USA) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by each of the Parent and SI (USA) of this Agreement and the consummation by each of the Parent and SI (USA) of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and SI (USA).  This Agreement has been duly and validly executed and delivered by each of Parent and SI (USA) and constitutes the valid and binding obligations of each of Parent and SI (USA), enforceable against them in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

5.3                                 Noncontravention.  Neither the execution and delivery by each of Parent and SI (USA) of this Agreement, nor the consummation by each of Parent and SI (USA) of the transactions contemplated hereby, will (a) conflict with or violate any provision of the corporate formation or organizational documents of any of the Parent or SI (USA), (b) require on the part of either the Parent and/or SI (USA) any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent and/or SI (USA) is a party or by which the Parent and/or SI (USA) are bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent and/or SI (USA) or any of their respective properties or assets.

5.4                                 Legal Compliance.   Each of the Parent and SI (USA) is currently conducting, and has at all times conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.  Each of the Parent and SI (USA) has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

5.5                                 Reports and Financial Statements.  (a) Parent has filed or furnished, as applicable, statements, reports, forms, schedules and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2009 (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, (the “Parent SEC Documents”).  Summer has previously made available to the Company Stockholders and Holdings true and correct copies of the Parent SEC Documents. No subsidiary of Parent is required to file with or furnish to the SEC any forms, reports, schedules, statements or other documents.  As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed under the Securities Act) and as of their respective filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Parent SEC Documents and as of such respective dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.   Each of the consolidated financial statements included in the notes thereto, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of its date and the results of operations, stockholders’ equity or cash flows included therein, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments.

5.6                                 Validity of Common Stock.

(a)                                  The authorized capital of Parent consists of 49,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of the date of this Agreement, there were 15,860,945 shares of Parent’s Common Stock and 0 shares of Parent’s preferred stock outstanding.  As of the date of this Agreement, there were outstanding options to purchase an aggregate of 2,187,850 Parent’s Common Stock (of which options to purchase an aggregate of 1,148,200 Parent’s Shares were exercisable). As of the date of this Agreement, Parent has reserved 474,900 Parent’s Common Stock for future issuance under equity incentive plans.

(b)                                 At the Closing, the Company Stockholders will receive good and valid title, free and clear of any liens (subject to the indemnity, lock-up, securities laws and other obligations under this Agreement), to the Closing Shares to be issued hereunder and any Parent Common Stock issuable as part of the Earn Out Payment. The Closing Shares and the Parent Common Stock issuable as part of the Earn Out Payment to be issued hereunder will, when issued, be validly issued, fully paid and non-assessable and issued in compliance with applicable Law, including securities laws.

5.7                                 Consents and Approvals of Governmental Entities.  Except for (a) the requirements of state securities (or “blue sky”) laws or similar laws in foreign jurisdictions, (b) the filing of appropriate documents with the Nasdaq Stock Market, LLC, if required, and (c) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any governmental entity is required to be made or obtained by SI (USA) or Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.8                                 Rule 144(i) Safe Harbor. The Parent is currently in compliance with the requirements of Rule 144(i)(2).

ARTICLE VI
PRE-CLOSING COVENANTS

6.1                                 Best Efforts; No Delay.  Upon the terms and subject to the conditions hereof, each of the Parties hereto agrees to use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, but not limited to, using its best efforts to ensure that (a) its representations and warranties remain true and correct in all respects through the Closing Date, and (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated herein are satisfied, including, but in no way limited to,  (b) that the deliveries required by Section 1.8(a) shall have been obtained (c) preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and (d) the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity.  In addition, no party hereto shall take any action after the date hereof that could be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

6.2                                 Governmental and Third-Party Notices and Consents.

(a)                                  Each Party shall use its best efforts (but without the expenditure of funds other than nominal filing fees) to obtain, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)                                 The Acquired Companies and the Company Stockholders shall use their best efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Born Free Disclosure Schedule.

6.3                                 Operation of Business.  Except as set forth in Section 6.3 of the Born Free Disclosure Schedule or as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Acquired Companies shall operate their respective businesses in the Ordinary Course of Business and in compliance with all applicable Laws, regulations and the requirements of the Israeli Tax Holiday and, to the extent consistent therewith, use its best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep its inventory at sufficient levels, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired.  Without limiting the generality of the foregoing, prior to the Closing each Acquired Company shall not (except as otherwise may be required by this Agreement), without the written consent of SI (USA):

(a)                                  issue or sell any stock or other securities of such Acquired Company or any options, warrants or rights to acquire any such stock or other securities or repurchase or redeem any stock or other securities of such Acquired Company;

(b)                                 split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)                                  create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)                                 enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 4.21(g) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 4.20 of the Born Free Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)                                  acquire, sell, lease, license or dispose of any assets or property other than inventory in the Ordinary Course of Business (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof);

(f)                                    mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)                                 discharge or satisfy any Security Interest or pay any obligation or liability (other than the Line of Credit with Bank Hapolim or Mustang) other than in the Ordinary Course of Business;

(h)                                 amend its formation or organizational documents;

(i)                                     change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in accounting standards, or make any new elections, or changes to any current elections, with respect to Taxes;

(j)                                     terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights or any monetary right under, any Contract or agreement of a nature required to be listed in Section 4.12, Sections 4.13(a) and (c) or Section 4.14 of the Born Free Disclosure Schedule;

(k)                                  make or commit to make any capital expenditure (except to repair or replace damaged property);

(l)                                     institute or settle any Legal Proceeding;

(m)                               delay any payment of any accounts payable beyond the respective payment deadlines (other than in connection with a dispute);

(n)                                 other than in the Ordinary Course of Business, accept payment at a discount in respect of any accounts receivables or trade receivables; or

(o)                                 agree in writing or otherwise to take any of the foregoing actions.

6.4                                 Access to Information.  From the date hereof through the earlier of the date this Agreement is terminated pursuant to Article XI or the Closing Date, upon notice to the Acquired Companies and subject to supervision by a representative of the Acquired Companies or their agents and to the confidentiality restrictions contained in agreements to which the Acquired Companies are subject, the Acquired Companies will permit representatives of SI (USA) to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the applicable Acquired Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Acquired Companies’ independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Acquired Companies.  SI (USA) hereby acknowledges and agrees that all information and access provided hereunder shall be subject to the terms and conditions of the Confidentiality Agreement and that SI (USA) shall abide by the terms of the Confidentiality Agreement with respect thereto.

6.5                                 Exclusivity.

(a)                                  The Acquired Companies and each of their officers, directors, employees, representatives and agents, and the Company Stockholders, shall not, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than SI (USA)) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Acquired Companies or any division of the Acquired Companies, (ii) furnish any non-public information concerning the business, properties or assets of the Acquired Companies or any division of the Acquired Companies to any party (other than SI (USA)) other than in the Ordinary Course of Business or (iii) engage in discussions or negotiations with any party (other than SI (USA)) concerning any such transaction.

(b)                                 The Acquired Companies and the Company Stockholders shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Acquired Companies are terminating such discussions or negotiations.  If the Acquired Companies or the Company Stockholders receive any inquiry, proposal or offer of the nature described in paragraph (a) above, the Acquired Companies shall, within one Business Day after such receipt, notify SI (USA) of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

6.6                                 Expenses.  Each of the Parties shall bear its own costs and expenses (including legal, accounting and banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Company Stockholders will pay all broker and agent fees due to Roth in connection with this transaction.  Further, the Company Stockholders acknowledge and agree that they will pay such costs and expenses and not use funds of the Acquired Companies for such purposes.

6.7                                 Payment of Certain Indebtedness.  The Company Stockholders shall deliver to SI (USA) no later than five (5) Business Days prior to Closing payoff, lien and related termination letters in form acceptable to SI (USA) in its sole discretion with respect to the Debt Payoff to evidence the termination and discharge of the Debt Payoff and all Security Interests related thereto.

ARTICLE VII
MUTUAL COVENANTS AND AGREEMENTS

7.1                                 Publicity.  All notices, releases, statements and communications generally directed to employees, suppliers, customers, the public or the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Company Stockholders and SI (USA); provided, however, that any Party may make a public announcement of the proposed transaction if such Party reasonably deems such public announcement or filing is necessary to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such Party shall, to the extent practicable, consult with the other Party with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.

7.2                                 Notification of Change; Updates to Born Free Disclosure Schedules.  During all periods prior to the Closing, the Acquired Companies shall promptly notify SI (USA) with respect to any matter, event or circumstance (a) arising on or before the date of this Agreement which was known by the Acquired Companies and that would otherwise constitute a breach, violation or inaccuracy of any representation or warranty of the Acquired Companies set forth herein, (b) arising on or before the date of this Agreement which was not known by the Acquired Companies and that would otherwise constitute a breach, violation or inaccuracy of any representation or warranty of the Acquired Companies or the Company Stockholders set forth herein, (c) arising after the date of this Agreement that, if existing at, or occurring on the date of this Agreement, the Closing Date or any date in between the date of this Agreement and the Closing Date, would constitute a breach, violation or inaccuracy of any representation or warranty of the Acquired Companies or the Company Stockholders set forth herein or (d) relating to a breach or violation of any covenant, agreement or obligation of the Acquired Companies or the Company Stockholder set forth herein.  No notification of a matter, event or circumstance set forth in clause (a) or (d) shall be deemed to cure any breach, violation or inaccuracy of any representation or warranty or a breach or violation of any covenant, agreement or obligation, nor limit or alter any of the representations, warranties, covenants, agreements or obligations of the Acquired Companies set forth in this Agreement nor any rights or remedies SI (USA) may have with respect thereto.  Upon notification of a matter, event or circumstance specified in clause (a) through (d) above, the Acquired Companies may update and supplement the Born Free Disclosure Schedule with respect to such matter, event or circumstance by written notice from the Acquired Companies to SI (USA) immediately after the Acquired Companies receive notice of the same.  If requested by SI (USA), the Stockholder Representative on behalf of the Acquired Companies shall meet and discuss with SI (USA) any such update or supplement to the Born Free Disclosure Schedule made by the Acquired Companies if, absent such change, such matter, event or circumstance would result in a condition precedent set forth in Sections 9.1(a) or 9.1(c) hereof to remain unsatisfied (a “Material Disclosure Schedule Change”).  If the Parties cannot resolve any differences regarding a Material Disclosure Schedule Change, then SI (USA) shall be entitled to elect to either (x) close the transactions contemplated hereby (in which case the representations and warranties contained herein shall be deemed to have been updated by the Acquired Companies’ disclosure of such matters, events and circumstances but only to the extent resulting from matters, events and circumstances arising under (b) or (c) above) or (y) terminate this Agreement without liability to the Acquired Companies, said election to be exercised no later than fifteen (15) days following the date on which SI (USA) receives notice of such Material Disclosure Schedule Change; provided, however, that the Company Stockholders will be obligated to pay all costs (which include, without limitation, all legal, accounting, professional and business costs) incurred by SI (USA) and Parent since their first contact with Roth and the Acquired Companies regarding the transactions contemplated by this Agreement.

7.3                                 Confidentiality.  Except as otherwise required in the performance of its obligations under this Agreement and except as otherwise required pursuant to Law or as may be required in connection with any filing by the Parent with the Commission pursuant to the Securities Act or Exchange Act, any non-public information received by SI (USA), the Acquired Companies, the Company Stockholders or the advisors of any of the foregoing from another party hereto shall be kept confidential.  Further, each of SI (USA), the Acquired Companies and the Company Stockholders acknowledge that the Confidential Information of the Acquired Companies and SI (USA) is valuable, special and unique assets that shall be kept confidential by the Acquired Companies and the Company Stockholders after the Closing Date, if the Closing occurs, and if the Closing does not occur, by SI (USA) and after the termination of this Agreement pursuant to the terms hereof.  SI (USA), the Acquired Companies and the Company Stockholders shall be responsible for any disclosure by their respective Affiliates, employees, agents, contractors, officers, managers, members or partners.  Upon any termination of this Agreement, each of SI (USA), the Acquired Companies and the Company Stockholders shall, upon the request of the Person that provided such Confidential Information, promptly return any Confidential Information received from the other party and, upon request, shall destroy all copies of such information in its possession.  The Acquired Companies and the Company Stockholders agree that the remedy at law for any breach of this Section 7.3 would be inadequate and that SI (USA) shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.3.

7.4                                 Employees.

(a)                                  Nothing contained in this Agreement shall constitute any commitment, contract or understanding (express or implied) or any obligation on the part of SI (USA) or the Acquired Companies to enter into an employment relationship of any fixed term or duration after Closing or upon any terms or conditions other than those that SI (USA) on behalf of itself or the Acquired Companies after Closing may establish pursuant to individual offers of employment, and (ii) except as provided in any agreement with such employees, employment offered is “at will” and may be terminated by the SI (USA) on behalf of the Acquired Companies or an employee at any time for any reason (subject to any written commitments to the contrary made by SI (USA) or an Employee and applicable law and regulation).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of SI (USA) on behalf of the Acquired Companies to terminate, reassign, promote or demote any of the Acquired Companies’ Employees that were hired or retained after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.  Except as otherwise agreed in this Section 7.4,  after the Closing, SI (USA) on behalf of the Acquired Companies will set its own initial terms and conditions of employment for said Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law.

(b)                                 The Acquired Companies have provided or made available to SI (USA) on or prior to the Closing Date properly completed and executed I-9 forms and attachments with respect to all Employees, except for such Employees as the Acquired Companies certify in writing to SI (USA) are exempt from such requirement.  The Acquired Companies have complied with all immigration Laws with respect to its Employees.

7.5                                 Approvals and Consents.  To the extent that the consummation of the transactions contemplated by this Agreement shall require the approval or consent of a party thereto and such approval or consent has not been obtained by the Closing, if SI (USA) and Holdings agree to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such approval or consent would constitute a breach thereof and such Contract shall not be deemed to be assigned under any other provision hereof.  If any such approval or consent of a third party that is necessary for the transfer of the Contracts has not been obtained by the Closing, and SI (USA) and the Company Stockholders nevertheless agree to consummate the transactions contemplated by this Agreement, the Company Stockholders shall continue after Closing to use their best efforts to obtain such approval or consent.

7.6                                 Intentionally Omitted.

7.7                                 Cost of D&O Tail Coverage.  The Company Shareholder shall obtain and at their cost and expense a “tail” policy under the Acquired Companies existing directors’ and officers’ liability insurance policy (the “D&O Tail Coverage”).

ARTICLE VIII
POST-CLOSING COVENANTS

8.1                                 No Section 338(h) Elections. Summer will not file an election under Section 338(g) of the U.S. Internal Revenue Code, or otherwise cause a Section 338(h) election to be deemed made for, Holdings or any of Holdings’ Subsidiaries.

8.2                                 Reports under the Exchange Act.  With a view to making available to the Company Stockholders the benefits of Rule 144 promulgated under the Securities Act of 1933, as amended (“SEC Rule 144”) and any similar rule or regulation of the SEC that may at any time permit a Company Stockholders to sell securities of the Parent to the public without registration, the Parent agrees to for so long as the Company Stockholders own any portion of the Closing Shares or the shares of Parent Common Stock issued pursuant to Section 1.5 of this Agreement:

(a)                                  make and keep public information available, as those terms are understood and defined in SEC Rule 144; and

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Parent under the Act and the 1934 Act and such other information as may be reasonably requested in availing any Company Stockholder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to SEC Rule 144.

8.3                                 Securities Act Matters.  The Company Stockholders, by the approval of the transactions contemplated by this Agreement, acknowledge and agree that the Parent Common Stock to be issued to the Company Stockholders, has not been (and at the time of the Closing will not have been) registered under the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Securities Act”), or under the securities laws of any state, in reliance upon certain exemptive provisions of such statutes, and has not been registered under or qualified under the securities or other laws of any other jurisdiction.  The Company Stockholders recognize and acknowledge that such claims of exemption are based, in part, upon the Company Stockholders’ representations contained in this Agreement.  The Company Stockholders further recognize and acknowledge that, because the Parent Common Stock is not registered under federal and state laws, it is not presently eligible for public resale and may only be resold, assigned, transferred, pledged or otherwise disposed of pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements.  The Company Stockholders recognize and acknowledge that Rule 144 promulgated under the Securities Act (which facilitates routine sales of securities in accordance with the terms and conditions of that Rule, including a holding period requirement) is not now available to the Company Stockholders due only to the holding period requirements, for resale of the Parent Common Stock, and the Company Stockholders recognize and acknowledge that, in the absence of the availability of Rule 144, a sale pursuant to a claim of exemption from registration under the Securities Act would require compliance with some other exemption under the Securities Act, none of which may be available for resale or other disposition of the Parent Common Stock by the Company Stockholders.  The Acquired Companies and the Company Stockholders recognize and acknowledge that Parent is under no obligation to register the Common Stock, either pursuant to the Securities Act or the securities laws of any state or except as expressly set forth herein to supply the information which may be necessary to enable the Acquired Companies or the Company Stockholders, as the case may be, to sell the Common Stock.  The Company Stockholders agree that SI (USA), at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates representing the shares of Parent Common Stock issued to the Company Stockholders, and may place legends on such certificates in the form provided in Section 8.4 hereof.

8.4                                 Restrictive Legend.  Each certificate representing Parent Common Stock shall, except as otherwise provided in this Section 8.4, be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION; (ii) THE CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION OR (iii) THE CORPORATION IS OTHERWISE SATISFIED THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON SALE, PLEDGE OR DISPOSITION OF THIS SECURITY

AS SET FORTH IN A LOCK-UP AGREEMENT AS MAY BE AMENDED AND IN EFFECT FROM TIME-TO-TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE CORPORATION”.

Such certificates shall not bear such legend if in the opinion of counsel satisfactory to SI (USA) the securities being sold thereby may be publicly sold without registration under the Securities Act and applicable state securities laws or if such securities have been sold pursuant to Rule 144 or an effective registration statement.  In addition, at any time after the Parent Common Stock may be sold in accordance with Rule 144, if requested by a Company Stockholder, Parent shall promptly cause the delivery to the transfer agent for the Parent Common Stock one or more opinions of its counsel in a form acceptable to the transfer agent stating that the legend required by this Section 8.4 may be removed, provided that (i) each Company Stockholder, severally and not jointly, agrees with Parent that such Company Stockholder will only sell Parent Common Stock after delivery of such opinion in compliance with the requirements of SEC Rule 144(i) and (ii) each Company Stockholder acknowledges that the removal of the restrictive legend from certificates representing Parent Common Stock as set forth in this Section 8.4 is predicated upon Parent’s reliance upon the covenants of each Company Stockholder under Section 8.4(b)(i).

8.5                                 Stockholder Representative Access

(a)                                  Until the expiry of all the Stockholders’ indemnity obligations hereunder, SI (USA) shall, from time to time but at no expense to the Stockholder Representative, upon reasonable advance notice from Stockholder Representative, provide Stockholder Representative and its representatives, agents and accountants with access to the Acquired Companies’ books and records for all reasonable purposes, including, but not limited to, preparation of the Tax Returns required by Section 8.6 and for purposes of defending claims for indemnification under Section 10.3.

8.6                                 Further Assurances.  At any time and from time to time after the Closing, at the Summer’s request and without further consideration, the Company Stockholders and the Stockholder Representative shall take or will authorize the officers and directors of the Parent and SI (USA) to (at the Company Stockholders’ sole cost and expense) any lawful and necessary action that is necessary or desirable to carry out the purposes of this Agreement and to vest SI (USA) with full right, title and possession to the Acquired Stock and to the extent owned by a Company Stockholder, all assets, property, rights, privileges, powers and franchises of the Acquired Companies, and shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, as Summer may reasonably request, more effectively to transfer, convey and assign to Summer, and to confirm Summer’s title to, all of the Acquired Company’s assets.

8.7                                 Taxes.

(a)                                  Subject to Summer’s obligations in sub sections (b)-(c) below, the Stockholder Representative shall prepare all Tax Returns for the Acquired Companies for calendar year 2010 and shall on behalf of the Company Stockholders make all payments required thereby to the extent the amounts due in respect of such returns exceed the amounts accrued on the Closing Balance Sheet (except to the extent that such payment arises as a result of any action or an omission by Summer and/or the Acquired Companies following the Closing including without limitation, any actions or omissions which would violate the terms of the Israeli Tax Holiday and/or prevent it from obtaining all of the benefits afforded under the Israeli Tax Holiday to the extent that such actions are inconsistent with the manner in which the Acquired Companies’ were operated by the Company Stockholders prior to Closing.  For the avoidance of doubt, the Company Stockholders shall not in any event be liable to any Taxes accruing for any period following the Closing Date, except to the extent that the accrual for Taxes on the Closing Balance Sheet is less than the Taxes due by the Acquired Companies for the period from January 1, 2011 through the Closing. Such Tax Returns shall be prepared consistent with past practice to the extent permitted by Law.  The Stockholder Representative shall provide such Tax Returns to SI (USA) at least 45 days prior to the due date for filing such Tax Returns and shall incorporate any reasonable comments requested by SI (USA) on such Tax Returns prior to filing and, once filed, the Stockholder Representative shall not amend such Tax Return or any other Tax Return covering a pre-Closing period of the Acquired Companies unless agreed to in writing by SI (USA).  Any refunds or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Acquired Companies that are attributable or allocable to any period (or portion thereof) of the Acquired Companies ending before the Closing Date, will be for the account of SI (USA). For clarification purposes the parties agree that the Taxes that may be due and payable by any of the Acquired Companies will not be, in of itself, evidence of a breach of the Company’s representations and warranties set forth in this Agreement.

(b)                                 Without derogating from the generality of Section 8.4 above, Summer shall and it shall cause the Acquired Companies, its respective auditors and managers and personal to cooperate, in the preparation and filing of all Tax Returns, including without limitation, by maintaining and making available to the Stockholder Representative all records, work papers and information necessary in connection with the preparation and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to the Closing Balance Sheet and the Tax Returns. Any and all the costs and expenses associated with the preparation of the Closing Balance Sheet and the preparation and filing all Tax Returns shall be exclusively borne by the Company Stockholders.

(c)                                  Summer and the Acquired Companies, on the one hand, and the Stockholders Representative, on the other hand, and their respective representatives, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, notices of Tax deficiency or other adjustments of Taxes, audits, examinations or similar events with respect to Taxes payable by any of the Acquired Companies or by any Taxing authority regarding the Acquired Companies and in each case relating to a taxable period (or portion thereof) ending on or before the Closing Date or relating to the income, assets or operations of the Company and the Subsidiaries for all taxable periods, in each case for which the Company Stockholders may be liable under Article X and send a copy of such written notice to the counter party.

ARTICLE IX
CONDITIONS TO CONSUMMATION OF THE ACQUISITION

9.1                                 Conditions to Obligations of SI (USA).  The obligation of SI (USA) to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by SI (USA)) of the following additional conditions:

(a)                                  the representations and warranties of the Acquired Companies, the Stockholder Representative and the Company Stockholders in Articles III and IV shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing (except for such representations and warranties as are qualified by materiality or Born Free Material Adverse Effect, which representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)                                 the Acquired Companies, the Stockholder Representative and the Company Stockholders shall have performed or complied with in all material respects their agreements and covenants required to be performed or complied by them under this Agreement as of or prior to the Closing;

(c)                                  no Legal Proceeding shall be pending wherein an unfavorable judgment, Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) invalidate the Israeli Tax Holiday or Holdings’ exempt status thereunder, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)                                 Holdings shall have obtained the Deloitte Opinion and Reliance Letter;

(e)                                  At the Closing, Holdings or the Stockholder Representative shall have delivered to SI (USA) all of the Closing deliveries listed in Section 1.8(a) of this Agreement.

9.2                                 Conditions to Obligations of Holdings and the Company Stockholders.  The obligation of Holdings and the Company Stockholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions:

(a)                                  the representations and warranties of SI (USA) set forth in Article IV shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)                                 SI (USA), SI (USA) and Parent shall have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)                                  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

(d)                                 at the Closing, SI (USA) shall have delivered to the Stockholder Representative, all of the deliveries in Section 1.8(b) of this Agreement and shall have paid and issued the Closing Consideration pursuant to Section 1.3(b).

ARTICLE X
INDEMNIFICATION

10.1                           Indemnification by the Company Stockholders.  Subject to Sections 10.4 and 10.5, the Company Stockholders shall jointly and severally with respect to representations, warranties, covenants and obligations of the Company including pursuant to any Related Agreement or any other agreement or instrument furnished by the Acquired Companies or the Company Stockholders to the Parent, SI (USA) and/or SI (USA) pursuant to this Agreement (but severally and not jointly with respect to representations, warranties, covenants and obligations of the Company Stockholders, including pursuant to any Related Agreement or any other agreement or instrument furnished by the Company Stockholders to the Parent, SI (USA) and/or SI (USA) pursuant to this Agreement) indemnify the Parent and SI (USA) in respect of, and hold the Parent and SI (USA) harmless against, any and all Damages incurred or suffered by the Parent and SI (USA) or any of their Affiliates resulting from, relating to or constituting:

(a)                                  any breach, as of the date of this Agreement or as of the Closing Date (unless such breach has been waived in writing or as otherwise provided in this Agreement by SI (USA)), of any representation or warranty of the Acquired Companies or the Company Stockholders contained in this Agreement or any other agreement or instrument furnished by the Acquired Companies or the Company Stockholders to the Parent, SI (USA) and/or SI (USA) pursuant to this Agreement;

(b)                                 any failure to perform any covenant or agreement of the Company Stockholders (or before the Closing of the Acquired Companies) contained in this Agreement or any agreement or instrument furnished by the Company Stockholders or the Acquired Companies pursuant to this Agreement;

(c)                                  any claim by a stockholder or former stockholder (including, but not limited to, the Company Stockholders and Mustang) of any of the Acquired Companies, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock or other securities of any of the Acquired Companies; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the formation or organizational documents of the Acquired Companies; (iv) any claim that any Shares were wrongfully repurchased or redeemed by Holdings ; (v) any claim that any capital stock or other securities of the Acquired Companies were wrongfully repurchased or redeemed by the Acquired Companies; (vi) any claim that the Purchase Price was improperly allocated; or (vi) the content, validity and/or legality of the provisions of this Agreement and any Exhibits thereto; and

(d)                                 for any claim by, or resulting from the following:

(i)                                                     any Employee of the Acquired Companies for any reason which is not reflected in the Closing Balance Sheet or which has not been disclosed in the Born Free Disclosure Schedule;

(ii)                                                  relating to or arising from Liability to Medi Pharma which has not been paid at the Closing;

(iii)                                               from any payments due by the Acquired Companies under the Coralinda License (including the 2% of the transaction proceeds due from the Company Stockholder) or the agreement with SML as of the Closing Date and which are not reflected in the Closing Balance Sheet or were not paid at the Closing;

(iv)                                              Roth against SI (USA) or the Acquired Companies,

(v)                                                 Taxes incurred with respect to the period preceding the Closing, including Taxes incurred due to non-compliance with the Israeli Tax Holiday by the Acquired Companies as a result of an action or an omission to take action prior to the Closing. For the avoidance of doubt, the Company Stockholders shall not be obligated to indemnify Summer and/or its Affiliates with respect to any Tax due for any period following the Closing (except to the extent the accrual for Taxes on the Closing Balance Sheet is less than the Taxes owed with respect to the period from January 1, 2011 through the Closing) and/or to the extent any Tax is due with respect to the period preceding the Closing to the extent that such payment arises as a result of any action or an omission by Summer and/or the Acquired Companies following the Closing, including without limitation, any actions or omissions which would violate the terms of the Israeli Tax Holiday, and/or prevent it from obtaining all of the benefits afforded under the Israeli Tax Holiday;

(vi)                                              Arising out of the Sirota Litigation, the Alba/Bullock Claims, the NAD Claim, or the Voller Severance; and

(vii)                                           any Liability of the Acquired Companies arising out of the operations of the Acquired Companies prior to the Closing and which are not reflected in the Closing Balance Sheet.

(viii)                                        Relating to or arising from the breach by the Paying Agent to comply with or failure to perform any of its obligation to fulfill any of its obligations under the Paying Agent Agreement or to make any payment contemplated by this Agreement to be made by the Paying Agent, including, but not limited to all amounts due in respect of withholding tax or VAT due to any Governmental Agency and all interests and penalties payable to any third party on account of such failure.

10.2                           Indemnification by Summer.  Summer shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by such Company Stockholders resulting from, relating to or constituting:

(a)                                  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Summer contained in this Agreement or any other agreement or instrument executed by Summer pursuant to this Agreement;

(b)                                 any failure to perform any covenant or agreement of SI (USA) or Parent before or following Closing contained in this Agreement or any agreement or instrument executed by SI (USA) or Parent to pursuant to this Agreement.

10.3                           Indemnification Claims.

(a)                                  An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article X (subject to the limitations and restrictions set forth therein) and (B) if the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article X; the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party (solely with respect to such equitable relief).  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action including, without limitation, providing access to books, records and employees to the extent such reasonably relate to the matter to which the claim pertains.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party

Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 10.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnifying Party and the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The payment by the Indemnifying Party of a claim in a Third Party Action shall not itself be an admission that the Indemnified Party is entitled to in connection with such Third Party Action provided, however, that such payment shall not give rise to any liability by the Indemnified Party to the Indemnifying Party or any other party to such Third Party Action.

(b)                                 In order to seek indemnification under this Article X, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c)                                  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer or with a written consent to release of funds held under the Escrow Agreement), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer or with a written consent to release of funds held under the Escrow Agreement), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.  All distributions to Summer or to the Company Stockholders, as the case may be, of all or any portion of the Escrow Account with respect to Damages hereunder shall be made in accordance with the terms of the Escrow Agreement.

(d)                                 During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Parties shall at their election and mutual agreement submit the dispute to private binding arbitration with an arbitrator of their choice, or to the extent either party objects to private binding arbitration, submit the dispute for binding arbitration to the American Arbitration Association (the “AAA”).

(e)                                  If, as set forth in Section 10.3(d), either the Indemnified Party or the Indemnifying Party submits any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Arbitration Rules and the following provisions:

(i)                                                     In the event of any conflict between the Arbitration Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)                                                  Any party that shall commence arbitration shall do so by filing a written submission with the AAA in Wilmington, Delaware in accordance with the Arbitration Rules.

(iii)                                               Each party will be entitled to obtain relevant documents from the other party, including electronic documents, as well as to take a total of five depositions of officers or employees of the other party and/or third party witnesses.

(iv)                                              The arbitration hearings shall take place in the home jurisdiction of the non-moving party.  Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

(v)                                                 The Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.  The Arbitrator shall have no power or authority, under the Arbitration Rules or otherwise, to (A) modify or disregard any provision of this Agreement, including the provisions of this Section 10.3(e), or (B) address or resolve any issue not submitted by the parties.

(vi)                                              In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the Arbitration and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)                                    Notwithstanding the other provisions of this Section 10.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article X, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, subject to the provision of a prior written notice to the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article X, provided that, the payment by the Indemnifying Party to any such third party shall not by itself be an admission that the Indemnified Party is entitled to any Damages under this Article X in connection with such Claim or assertion.

10.4                           Survival of Representations, Warranties and Covenants; Limitations; Joint and Several Liability.  The representations, warranties and covenants of each of the Parties contained in this Agreement shall survive Closing, subject to the limitations in this Section 10.4.  Subject to Section 7.2 of this Agreement, the right to indemnification, payment of Damages or other remedy based on such representations, warranties and covenants will not be affected by any investigations conducted with respect to or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

(a)                                  Time Limitations.  All representations and warranties that are covered by the indemnification agreements in Section 10.1(a) and Section 10.2(a) shall (i) survive the Closing for a period of eighteen (18) months after the Closing Date except that (A) the time limit for a claim to be made by Parent or SI (USA) for a breach of the representations and warranties made in Section 4.9 [Taxes] and Section 4.19 [Product Warranties; Products Liability; Product Quality] shall be until the expiration of the statute of limitations as applicable to a claim for such breach of representation or warranty, (B) there shall be no time limit for any claim by the Parent or SI (USA) for a breach of a representations and warranties made in Sections 3.1 [Representations and Warranties of the Company Stockholders], 4.1 [Organization], 4.2 [Capitalization], 4.3 [Authorization of Transactions] (collectively, “Title and Authorization Claims”) or for a breach of any Acquired Company or Company Stockholder covenant, and (C) there shall be no time limit for any claim by any Party for Damages resulting from fraudulent misrepresentations (“Fraud Claims”).  Notwithstanding the foregoing, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty or the termination of the indemnification provisions of this Article X, as applicable, either a Claim Notice based upon a breach of such representation or warranty or other matter with respect to which the Indemnified Party is entitled to indemnification hereunder, or an Expected Claim Notice based upon a breach of such representation or warranty or other matter with respect to which the Indemnified Party is entitled to indemnification hereunder, then the applicable representation or warranty shall survive or the indemnification obligations under this Article X shall not terminate, as applicable, until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

(b)                                 Dollar Limitations-Minimum. Neither the Company Stockholders, on the one hand, nor Summer, on the other hand, shall be liable to the other for indemnification and shall not be required to make any indemnification under this Article X for breaches of any representation, warranty or covenant of the other party unless and until the aggregate Damages incurred by such party as a result of all such breaches exceeds $100,000 (the “Basket”), provided that in the event that the amount of Damages incurred by such party exceed the Basket, such party shall be indemnified by the other party for the full amount of such Damages from the first dollar of such Damages.  The limitations in this Section 10.4(b) shall not apply to Damages relating to or arising from (i) Fraud Claims, (ii) non-compliance or un-fulfillment of any covenants, (iii) under Sections 10.1(c) and (d) or (iii) the breach of the representations in Section 3.1 in this Agreement.

(c)                                  Dollar Limitations - Maximum Liability.  Except with respect to Fraud Claims, the Escrow Fund (including the Second Escrow Shares and any Cash Escrow Amount, to the extent deposited), shall be Parent’s or SI (USA)’s sole and exclusive remedy for all Damages resulting from the matters referred to in Sections 10.1(a) (other than Damages resulting from a breach of Sections 3.1 or 4.9 of this Agreement which shall not exceed the Closing Consideration) and the aggregate liability of Summer for Damages under Section 10.2(a) shall not exceed the Closing Consideration.

(d)                                 Materiality Disregarded.  In determining the amount of any Damages under this Article X, materiality, Born Free Material Adverse Effect or other similar qualifiers contained in any representation, warranty or covenant will be disregarded.

(e)                                  Exclusive Remedy.  Except with respect to (i) Fraud Claims and (ii) the right to specific enforcement to enforce the non-competition provisions contained in the Employment Agreements and the confidentiality obligations set forth in Section 7.3, in each case, against the party breaching such covenant, after the Closing, the rights of the Indemnified Parties under this Article X shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(f)                                    Calculations of Damages.  The Summer Indemnified Parties shall not be entitled to any indemnification under this Article X with respect to any item, change, event, circumstance or development with respect to which a post closing adjustment was effected in accordance with Section 1.4 or was included in the Payoff Amount or was otherwise deducted at the Closing pursuant to the terms of the Agreement to the extent of such adjustment and such adjustment to the extent thereof shall constitute the sole and exclusive remedy with respect thereto.  For clarification purposes the parties agree that the performance of an adjustment in accordance with Section 1.4 will not be, in of itself, evidence of a breach of Holding’s or the Company Stockholders’ representations and warranties set forth in this Agreement. Without derogating the generality of the forgoing, any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any party be indemnified under different provisions of this Agreement for the same Damages, provided, that the party entitled to indemnification shall be entitled to indemnification under the provision more favorable to the party entitled to indemnification.  The amount of any Damages with respect to which any party may be entitled to indemnification under this Agreement shall be net of the amount of any insurance proceeds or contributions from third parties actually recovered by such party in connection with such Damages, it being agreed that any claim under this Article X with respect to Section 4.19 or 10.1(d)(vii) relating to product warranties, products liability and product quality may be made only after the Summer Indemnified Parties have sought any and all applicable Damages pursuant to applicable insurance policies and undertaken reasonable efforts to receive insurance proceeds with respect thereto, and that any such claim shall be limited to the amounts that have not been received from insurance companies.

(g)                                 Availability of Escrow Fund and Earn Out Payments. All Damages payable by the Company Stockholders under this Article X shall be paid from the Escrow Fund or off-set from any Earn Out Payments that SI (USA) or the Parent are obligated to make hereunder; only after the Escrow Account is completely depleted may the Parent or SI (USA) seek recovery from the Company Stockholders. Summer shall be entitled to withhold any Earn-Out payment otherwise required to be paid during the pendency of any Claim until such Claim has been finally resolved pursuant to the terms of this Agreement or the applicable provisions of the Escrow Agreement.

(h)                                 No Contribution or Circular Recovery.  None of the Company Stockholders shall have any right of contribution against the Parent, SI (USA) or the Acquired Companies with respect to any Damages suffered by the Company Stockholders. Each Company Stockholder hereby agrees that none of them will make any Claim Notice for indemnification against the Parent, SI (USA) or the Acquired Companies by reason of the fact that any of them or any of their agents or other representatives was a controlling person, director, officer, employee, agent or other representative of the Acquired Companies or was serving as such for another Person at the request of the Acquired Companies (whether such Claim Notice is for losses of any kind or otherwise and whether such Claim Notice is pursuant to any statute, Articles of Association, Certificate or Articles of Incorporation, By-law, contractual obligation or otherwise) with respect to any Claim Notice brought by the Parent or SI (USA) against any Company Stockholder (whether such Claim Notice is pursuant to this Agreement, applicable law, or otherwise).

ARTICLE XI
TERMINATION

11.1                           Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)                                  the Parties may terminate this Agreement by mutual written consent;

(b)                                 SI (USA) may terminate this Agreement by giving written notice to the Stockholder Representative in the event the Acquired Companies or the Company Stockholders are in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Sections 9.1(a) or 9.1(b) not to be satisfied and (ii) is not cured within 20 days following delivery by SI (USA) to the Company of written notice of such breach;

(c)                                  The Stockholder Representative may terminate this Agreement by giving written notice to SI (USA) in the event SI (USA) is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 9.2(a) or 9.2(b) not to be satisfied and (ii) is not cured within 20 days following delivery by the Stockholder Representative to SI (USA) of written notice of such breach;

(d)                                 SI (USA) may terminate this Agreement by giving written notice to the Stockholder Representative if the Closing shall not have occurred on or before April 15, 2011 by reason of the failure of any condition precedent under Section 9.1 (unless the failure results primarily from a breach by SI (USA) of any representation, warranty or covenant contained in this Agreement); or

(e)                                  the Stockholder Representative may terminate this Agreement by giving written notice to SI (USA) if the Closing shall not have occurred on or before April 15, 2011 by reason of the failure of any condition precedent under Section 9.2 (unless the failure results primarily from a breach by the Acquired Companies and/or the Company Stockholders of any representation, warranty or covenant contained in this Agreement).

11.2                           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination).

ARTICLE XII
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall have the meaning specified in Section 10.3(d) of this Agreement.

“Accounts Receivable” shall have the meaning specified in Section 4.15 of this Agreement.

“Acquired Companies” shall have the meaning set forth in the Recitals of this Agreement.

“Acquired Stock” shall have the meaning set forth in the Recitals of this Agreement.

“Acquirer” shall have the meaning specified in Section 1.5(c) of this Agreement.

“Acquisition Transaction” shall have the meaning specified in Section 1.5(c) of this Agreement.

“Act” shall have the meaning specified in Section 8.4 of this Agreement.

“Adjusted Second Earn Out Cap” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Affiliate” shall mean, with respect to an indicated person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such indicated person or entity.

“Affiliated Business” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Alba/Bullock Claims” means any and all claims arising out of the unauthorized use of Ms. Alba’s and/or Ms. Bullock’s images in connection with the marketing of the Acquired Companies products, including, but not limited to unauthorized commercial use of celebrity image and endorsement, false advertising under the Lanham Act, 15 U.S.C. § 1125(a), and advising of entitlement to seek disgorgement of profits under California’s  Right of Publicity Statute, Cal. Civ. Code § 3344(a).

“Arbitrating Accountant” shall have the meaning specified in Section 1.4(d) of this Agreement.

“Arbitration Rules” means the Commercial Arbitration Rules of the American Arbitration Association.

“Arbitrator” shall have the meaning specified in Section 10.3(e) of this Agreement.

“BabyBorn” shall have the meaning set forth in the Recitals of this Agreement.

“Basket” shall have the meaning specified in Section 10.4(b) of this Agreement.

“BF Canada” shall have the meaning set forth in the Recitals of this Agreement.

“BFI” shall have the meaning set forth in the Recitals of this Agreement.

“Born Free Disclosure Schedule” shall mean the disclosure schedule provided by Holdings to Summer on the date hereof.

“Born Free Financial Statements” shall mean:

(a)           the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Acquired Companies as of the end of and for each of the fiscal years ending December 31, 2009;

(b)           the draft unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Acquired Companies as of the end of and for each of the fiscal years ending  December 31, 2010; and

(c)           the Born Free Most Recent Balance Sheet and the consolidated statements of income, changes in stockholders’ equity and cash flows for the two (2) months ended February 28, 2011.

“Born Free Intellectual Property” shall mean shall the Born Free Owned Intellectual Property and the Born Free Licensed Intellectual Property.

“Born Free Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Acquired Companies by any third party or an Affiliate of the Acquired Companies.

“Born Free Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Acquired Companies, or (b) the ability of SI (USA) to operate the Business of the Acquired Companies (as such Business is currently operated by the Acquired Companies to be operated) immediately after the Closing; provided, however, that no (i) event, change, development or state of facts relating to the economy or financing or capital markets in general or resulting from industry-wide developments in the industry in which the Acquired Companies operate or generally affecting geographical areas in which any of the Acquired Companies conducts its business (but only to the extent such events, changes, developments or states of facts do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in said industry or in such applicable geographical areas in which any of the Acquired Companies conducts its business), (ii) change in applicable laws or (iii)  any natural disaster or any acts of military action or war (whether or not declared), sabotage, terrorism or any escalation or worsening thereof, shall be deemed, each individually, to constitute a Born Free Material Adverse Effect.” For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Born Free Material Adverse Effect.

“Born Free Most Recent Balance Sheet” shall mean the balance sheet contained in the unaudited and reviewed consolidated balance sheet and statements of income, changes in stockholder’s equity and cash flows of the Acquired Companies as of the end of the and for each of the fiscal years ending September 30, 2010.

“Born Free Most Recent Balance Sheet Date” shall mean September 30, 2010.

“Born Free Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Acquired Companies or an Affiliate of the Acquired Companies, in whole or in part.

“Born Free Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Acquired Companies.

“Born Free Products” shall mean (a) the products (including Documentation) that the Acquired Companies (i) currently develop, manufacture, market, distribute, make available, sell or license to or from third parties, or (ii) have developed, manufactured, marketed, distributed, made available, sold or licensed to or from third parties within the previous three (3) years, or (iii) currently plan to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Acquired Companies (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous three (3) years, or (iii) currently plans to provide or make available to third parties in the future.

“Born Free Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Acquired Companies, alone or jointly with others.

“Business” shall have the meaning set forth in the Recitals of this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.

“Cash Escrow Amount” shall have the meaning specified in Section 1.5(a) of this Agreement.

“Cash Portion” shall have the meaning specified in Section 1.3(a) of this Agreement.

“CEO” shall have the meaning specified in Section 1.8(a)(ii) of this Agreement.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article X for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Consideration” shall have the meaning specified in Section 1.3(a) of this Agreement.

“Closing Consolidated Balance Sheet” shall have the meaning specified in Section 1.4(c) of this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article I), or such other date as may be mutually agreeable to the Parties.

“Closing Net Worth” shall mean (a) the sum of the dollar amounts as of the Closing Date of all asset accounts of the Acquired Companies, less (b) the sum of the dollar amounts as of the Closing Date of all liability accounts of the Acquired Companies, all as determined from the books and records of the Acquired Companies and in accordance with the methodologies and procedures provided in Section 1.4.

“Closing Net Worth Adjustment” shall have the meaning specified in Section 1.4 of this Agreement.

“Closing Shares” shall have the meaning specified in Section 1.3(a) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning specified in Section 5.5 of this Agreement.

“Common Stock” shall have the meaning specified in Section 4.2(a)(ii) of this Agreement.

“Company” shall have the meaning specified in the first paragraph of this Agreement.

“Company Stockholders” shall have the meaning specified in the first paragraph of this Agreement.

“Confidential Information” shall mean any confidential or proprietary information of the Acquired Companies, including (a) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (b) information relating to the Born Free Products developed by the Acquired Companies; (c) (i) the names of the Acquired Companies’ customers and contacts, (ii) the Acquired Companies’ marketing strategies, (iii) the names of the Acquired Companies’ vendors and suppliers, (iv) the Acquired Companies cost of materials and labor, (v) the Company’s prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), (vi) compensation paid to employees and consultants and other terms of employment, (vii) production operation techniques or any other confidential information of, about or pertaining to the Business, and (viii) any other material business information and materials relating to material customers or vendors of the Acquired Companies; (d) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the Business and (e) any other confidential information or trade secrets relating to the Business or affairs of the Acquired Companies; provided, however, that

“Confidential Information” shall not include any information (v) that is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a Person to whom a party has provided such information, (w) that was available to a party to this Agreement on a non-confidential basis prior to its disclosure by one party to the other pursuant to this Agreement as evidenced by such other party’s records on the date of such disclosure, (x) that is disclosed by the other party in any legal proceeding requiring any such disclosure, (y) as otherwise required by Law, or (z) as is reasonably necessary for any party hereto to enforce its rights under this Agreement; provided, that in each instance of (x), (y) and (z) the party disclosing such information shall provide such other party with notice and a reasonable opportunity to obtain a protective order preventing or limiting the disclosure of such information.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Company and SI (USA) dated November     , 2009.

“Consulting Agreement” shall have the meaning specified in Section 1.8(a)(xv) of this Agreement.

“Contracts” shall mean (a) all outstanding purchase and sales orders for the Acquired Companies entered into by the Acquired Companies in the Ordinary Course of Business, and (b) the other contracts, leases and agreements (whether oral or written) listed on Sections 4.13 and 4.14 of the Born Free Disclosure Schedule.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Coralinda Confirmation” shall have the meaning specified in Section 1.8(a)(xiii) of this Agreement.

“Coralinda Estoppel” shall have the meaning specified in Section 1.8(a)(xii) of this Agreement.

“Coralinda Licensel” shall have the meaning specified in 4.13(h) of this Agreement.

“D&O Tail Coverage” shall have the meaning specified in Section 7.7 of this Agreement.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article X), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 10.3(e)(vi).  Specifically, Damages shall not include any special, incidental, consequential, punitive or exemplary damages or amounts calculated based on a multiple of earnings, revenues or other amounts.

“Debt Payoff” shall mean the amounts due to Mustang, Bank Ha’poalim B.M. and MediPharma s set forth in the Debt Payoff Letters.

“Debt Payoff Letters” shall have the meaning specified in Section 1.8(a)(xvii) of this Agreement.

“Defect” shall mean a defect or impurity, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of any of the Born Free Products, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“Deloitte” shall have the meaning set forth in Section 1.4(c) of this Agreement.

“Deloitte Opinion and Reliance Letter” shall have the meaning specified in Section 1.8(a)(viii) of this Agreement.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a Company Product, whether or not provided to end users.

“Earn Out EBITDA” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Earn Out Payments” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Earn-Out Review Period” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Earn Out Shortfall” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Earn Out Statement” shall have the meaning specified in Section 1.5(b) of this Agreement.

“EBITDA” shall mean: (i) the net income of the Acquired Companies  and the Affiliated Business after the Closing; plus (ii) to the extent (but only to the extent) deducted in determining such net income (A) income tax expense, (B) interest expense, (C) amortization and depreciation expenses and (D) integration expenses to the extent approved by SI (USA) in advance. EBITDA will be determined in accordance with GAAP and will include all activities of the Acquired Companies and the Affiliated Business after the Closing Date, including:  (a) net sales of the Born Free Products and services less the Company’s costs relating to such sales; and (b) all Direct and Incremental Sales Costs (as defined below) of the Acquired Companies and the Direct and Incremental Sales Costs of the Summer Group solely to the extent directly related to the Affiliated Business; provided that (i) only the product development costs associated with existing products whose development has been concluded prior to the Closing and which are included in the Born Free Products will be counted as a cost and no SI (USA) product development costs will be included, and (ii) any product cost reductions (wholesale sell price) will not exceed 10% on a per item basis, without the consent of Stockholder Representative and SI (USA). For the purpose of this definition, the term “Direct and Incremental Sales Costs” shall mean the direct sales costs (such as sales commissions and cooperation expenses) of the Acquired Companies and the Affiliated Business directly related to the sale of the Born Free Products and the products and services included in the Affiliated Business. For the avoidance of doubt, any general and administration expenses, such as overhead allocations, warehousing and/or distribution and sales expenses which are not incremental expenses associated with the aforementioned products and services shall be excluded from the Direct and Incremental Sales Costs. For the avoidance of doubt, the term Direct and Incremental Sales Costs shall included, but not be limited to, all salaries and expenses of the Acquired Companies’ operations, including the salaries of Mr. Lemel, all other remaining employees of the Acquired Companies, any rent costs of the Acquired Companies with respect to its existing facilities, and amounts due to Professor Green’s.

“Employee Benefit Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and, “employee pension plan” as defined in Section 3(2) of ERISA, and any written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, savings plans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employees” shall mean the Persons who are employed by the Acquired Companies, including without limitation employees on temporary leave of absence, including family and medical leave, military leave, temporary disability or sick leave.

“Employee Liability Amounts”  shall mean the aggregate amount of all due and unpaid Liabilities relating to (A) any former or current Employees of the Acquired Companies (including, but not limited to, vacation, sick days and personal days),  (B) any Born Free Plan maintained by the Acquired Companies or any Affiliate of the Acquired Companies or, to the extent the Acquired Companies or SI (USA) are  liable therefor, or any of their predecessors,  (C) any Liability associated with any unfunded pension plan of the Acquired Companies, (D) any Liability associated with any deferred compensation or any consulting agreement to any past or present Employee of the Acquired Companies; and (E) any Liability to pay any management fee.

“Employment Agreement” shall have the meaning specified in Section 1.8(a)(xiv) of this Agreement.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation (including any applicable Laws) or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; and (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the Continental Stock Transfer & Trust Company, as escrow agent.

“Escrow Agreement” has the meaning set forth in Section 1.8(a)(xxi)

“Escrow Fund” means the fund established pursuant to the Escrow Agreement initially consisting of the Initial Escrow Shares and the Cash Escrow Amount and the Second Escrow Shares, to the extent deposited pursuant to the Escrow Agreement.

“Escrow Shares” has the meaning specified in Section 1.5(a) of this Agreement.

“Estimated Closing Consolidated Balance Sheet” shall have the meaning specified in Section 1.4(a) of this Agreement.

“Estimated Closing Net Worth” shall have the meaning specified in Section 1.4(a) of this Agreement.

“Exchange Act” shall have the meaning specified in Section 5.5 of this Agreement.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article X.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Final Return” shall have the meaning specified in Section 7.8 of this Agreement.

“First Earn Out Cap” shall have the meaning specified in Schedule 1.5 of this Agreement.

“First Earn Out Payment” shall have the meaning specified in Schedule 1.5 of this Agreement.

“First Earn Out Period” shall have the meaning specified in Schedule 1.5 of this Agreement.

“First EBITDA Threshold” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Form 8-K” shall have the meaning specified in Section 5.7 of this Agreement.

“Form 10-Q” shall have the meaning specified in Section 5.7 of this Agreement.

“Fraud Claims” shall have the meaning specified in Section 10.4(a)(i)(C) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Holdings” shall have the meaning set forth in the first paragraph of this Agreement.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article X.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Independent Accounting Firm” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Initial Escrow Shares” means that portion of the Closing Shares having an aggregate value of $3,750,000 as of the Closing Date and held in escrow by the Escrow Agent.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)           Patent Rights;

(b)           Trademarks and all goodwill in the Trademarks;

(c)           copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)           mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)           inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice;

(f)            other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(g)           domain names and IP addresses.

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Inventory” shall have the meaning specified in Section 4.29 of this Agreement.

“Israeli Tax Holiday Law” means the Law of the Encouragement of Investments - 1959.

“Issuance Price” shall have the meaning specified in Schedule 1.3(a) of this Agreement.

“Law” shall mean, with respect to any Person, any statute, law, rule, regulation, ordinance, treaty, administrative action, Order, or other requirement of any Governmental Entity (including those requirements imposed by common law), applicable to such Person (or any of its properties or assets) or any of its members, managers, officers, directors, employees, consultants or agents in connection with activities taken on behalf of such Person, as amended.

“Lease” shall mean any lease or sublease pursuant to which the Acquired Companies lease or sublease from another party any real property.

“Leased Real Property” shall mean the real property leased by the Acquired Companies pursuant to the Real Property Leases.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or before any arbitrator.

“Liability” shall mean any direct or indirect indebtedness, claim, loss, damage, deficiency, obligation or other liability, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, any of the foregoing, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Line of Credit” shall mean that certain Business Loan Agreement by and between Holdings as borrower and Bank Hapolim as Lender, as amended.

“Material Consents” shall have the meaning specified in Section 1.8(a)(xxi) of this Agreement.

“Material Disclosure Schedule Change” shall have the meaning specified in Section 7.2 of this Agreement.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Environmental Law or other law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Mustang” means Mustand Mezzanine Fund, L.P.

“Mustang Payoff Letter” shall have the meaning specified in Section 1.8(a)(xiii) of this Agreement.

“NAD Claim” means any and all claims arising out of or related to the matters described in the “chalenge” made by Energizer Personal Care, LLC (maker of Playtex Nurser Drop-Ins System) resulting in an inquiry to the Acquired Companies by the National Advertising Division of the Council of Better Business Bureaus, Inc. (the “NAD”).

“Negative Closing Date Adjustment Amount” shall have the meaning specified in Section 1.4(b) of this Agreement.

“Net Company Stockholder Cash Consideration” shall have the meaning specified in Section 1.3(b)(ii) of this Agreement.

“Net Company Stockholder Stock Consideration” shall have the meaning specified in Section 1.3(b)(iii) of this Agreement.

“Net Worth Target” shall mean an amount equal to $7,469,000 (which amount represents the difference between the Acquired Companies’ “total assets” (less any amounts due from related parties or Company Stockholders and “total liabilities” (as adjusted in accordance with Schedule 1.4(a)), all as set forth in the Acquired Companies’ consolidating balance sheets dated September 30, 2010) and to the extent such debts have been forgiven prior to Closing,  related party liabilities will be excluded the from the definition of “total liabilities.”

“Newborn” shall have the meaning set forth in the Recitals of this Agreement.

“Non-Compete Agreements” shall have the meaning specified in Section 1.8(a)(xvi) of this Agreement.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Notice” shall have the meaning specified in Section 1.4(d) of this Agreement.

“Order” shall mean any judgment, decree, order, writ, injunction, permit or license of any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parent” shall mean Summer Infant, Inc.

“Parent Common Stock” shall mean the unregistered common stock of Summer Infant, Inc.

“Parent Common Stock Determination” shall have the meaning specified in Section 1.3(a) of this Agreement.

“Parent SEC Documents” shall have the meaning specified in Section 5.5 of this Agreement.

“Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, Trademarks, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” means ESOP Management & Trust Company Ltd., an Israeli Company.

“Paying Agent Agreement” has the meaning set forth in Section 1.3(b)(ii)

“Payoff Amounts” shall mean collectively, the aggregate amount owed under each of the following:  (i) the Debt Payoff,  (ii) Employee Liability Amounts, if any; (iii) all royalty amounts owed to Coralinda, (iv) amounts due to Roth and (v) Liabilities, if any relating to litigation matters, regulatory enforcement matters, including recall of any Born Free Products.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Persons” shall mean a natural person, corporation, trust, partnership, limited liability company, Governmental Entity, agency or branch or department thereof, or any other legal entity.

“Plasel Acknowledgement” shall have the meaning specified in Section 1.8(a)(ix) of this Agreement.

“Position Paper” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Preferred Stock” shall have the meaning specified in Section 4.2(a)(i) of this Agreement.

“Prevail” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Purchase Price” shall have the meaning specified in Section 1.3(a) of this Agreement.

“Real Property Leases” shall have the meaning specified in Section 4.12 of this Agreement.

“Regulation D” shall have the meaning specified in Section 3.1(d) of this Agreement.

“Related Agreements” shall have the meaning specified in Section 3.1(b) of this Agreement.

“Response” shall mean a written response containing the information provided for in Section 10.3(c).

“Roth” shall have the meaning specified in Section 1.8(a)(xix) of this Agreement.

“SEC Rule 144” shall have the meaning specified in Section 8.2 of this Agreement.

“Second Earn Out Cap” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Second Earn Out Payment” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Second Earn Out Period” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Second Escrow Shares” shall have the meaning specified in Section 1.5(a) of this Agreement.

“Second EBITDA Threshold” shall have the meaning specified in Schedule 1.5 of this Agreement.

“Securities Act” shall have the meaning specified in Section 8.3 of this Agreement.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material.

“Shares” shall have the meaning specified in Section 4.2(a) of this Agreement.

“SI (USA)” shall have the meaning set forth in the first paragraph of this Agreement.

“Sirota Litigation” means the certain litigation captioned Craig Sirota vs. Born Free, Inc. et al, case # 50 2007, CA # 020828.

“SML Estoppel” shall have the meaning specified in Section 1.8(a)(x) of this Agreement.

“Stockholder Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Subsidiary” shall have the meaning set forth in the Recitals of this Agreement.

“Subsidiary Shares” shall have the meaning specified in Section 4.2(c) of this Agreement.

“Summer” shall have the meaning set forth in the first paragraph of this Agreement.

“Summer Group” shall have the meaning specified in Section 1.5(b) of this Agreement.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, pension, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States or any state, local or foreign government (including Israel), or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Group” shall have the meaning specified in Section 4.9(a)(i) of this Agreement.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article X.

“Title and Authorization Claims” shall have the meaning specified in Section 10.4(a)(i)(B) of this Agreement.

“Trademarks” shall mean all registered and unregistered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Voller Severance” shall mean any and all claims arising out of or relating to that certain Compromise Agreement between Born Free Holdings Ltd., Baby Born Free Ltd. and Dirk Jan Peereboom Voller dated February 8, 2011.

ARTICLE XIII
MISCELLANEOUS

13.1                                   Press Releases and Announcements.

No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of SI (USA), Holdings and the Company Stockholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use best efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

13.2                                   No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

13.3                                   Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

13.4                                   Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of SI (USA), Holdings and the Stockholder Representative.  Any purported assignment of rights or delegation of performance obligations in violation of this Section 13.4 is void.

13.5                                   Counterparts and Electronic Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic or pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.6                                   Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7                                   Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Holdings or the Acquired Companies:

3 Hasadnaot St.
Herzeliya, 46733

P.O. Box 12858
Israel
Attn: Gil Lemel
Tel:
Fax:
Email:

Copy to:	Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Silver Road
Ramat Gan Israel 52506
Attention: Dan Shamgar, Adv.
Facsimile No.: +972-3-610-3111
E-mail: dshamgar@meitar.com

If to SI (USA):	Summer Infant (USA), Inc.
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: Jason Macari, CEO & President
Tel: 401-671-6563
Fax: 401-671-6051
Email: jmacari@summerinfant.com

Copies to:	Steven Rosenbaum, Esq.
Poore & Rosenbaum LLP
30 Exchange Terrace
Providence, RI 02903
Tel: 401.831.2600
Fax: 401.831.2220
Email: srosenbaum@poorerosenbaum.com

James P. Redding, Esq.
Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Tel: 617.310.6061
Fax: 617.897.0961
Email: reddingj@gtlaw.com

If to the Stockholder Representative:	Gil Lemel
67 Hanasi Yitzhak St.
Herzeliya
Israel
Tel: 97-9-9555248
Fax:
email: lemel@newbornfree.com

Copy to:	Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Silver Road
Ramat Gan Israel 52506
Attention: Dan Shamgar, Adv.
Facsimile No.: +972-3-610-3111
E-mail: dshamgar@meitar.com

If to the Company Stockholders:
c/o Gil Lemel
67 Hanasi Yitzhak St.
Herzeliya
Israel
Tel: 97-9-9555248
Fax:
email: lemel@newbornfree.com
:

Copy to:	Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Silver Road
Ramat Gan Israel 52506
Attention: Dan Shamgar, Adv.
Facsimile No.: +972-3-610-3111
E-mail: dshamgar@meitar.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.8                                   Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

13.9                                   Amendments and Waivers.  This Agreement may only be amended by a written instrument executed by SI (USA), the Stockholder Representative, Holdings, and the Company Stockholders.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.10                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.11                             Construction.

(a)                                  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)                                 Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)                                  Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)                                 Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SI USA:

Summer Infant (USA), Inc.

By:	/s/ Jason P. Macari
Name:	Jason P. Macari
Title:	President and CEO

Signature Page to Stock Purchase Agreement

PARENT:

Summer Infant, Inc.

By:	/s/ Jason P. Macari
Name:	Jason P. Macari
Title:	CEO

Signature Page to Stock Purchase Agreement

HOLDINGS:

By:	/s/ Gil Lemel
Name:	Gil Lemel
Title:	CEO

Signature Page to Stock Purchase Agreement

STOCKHOLDER REPRESENTATIVE:

/s/ Gil Lemel
Gil Lemel, solely in his capacity as Stockholder Representative

Signature Page to Stock Purchase Agreement

COMPANY STOCKHOLDER:

/s/ Gil Lemel
Gil Lemel

Signature Page to Stock Purchase Agreement

COMPANY STOCKHOLDER:

/s/ Ron Vigdor
Ron Vigdor

Signature Page to Stock Purchase Agreement

COMPANY STOCKHOLDER:

/s/ Dan Vigdor
Dan Vigdor

Signature Page to Stock Purchase Agreement